Exhibit 4.16
Confidential Treatment Requested
The portions of this document marked by “XXXXX” have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission
DATED 11 July 2008
AVIVA GLOBAL SERVICES (MANAGEMENT
SERVICES) PRIVATE LIMITED
and
WNS CAPITAL INVESTMENT LIMITED

MASTER SERVICES AGREEMENT

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RAXS/MAWC/LYC)
TP081750061

		Page

48.	LIQUIDATED DAMAGES	73

49.	COSTS AND EXPENSES	73

50.	COUNTERPARTS	73

51.	THIRD PARTY RIGHTS AND RIGHTS OF SERVICE RECIPIENTS	74

52.	AGENT FOR SERVICE	75

53.	INTERPRETATION	76

54.	GOVERNING LAW	77

Schedule 1 — Definitions

Schedule 2 — Service Descriptions (Statements of Work)

Schedule 2.1 — Contact Centre Operations

Schedule 2.2 —Infrastructure Services For Contact Centres

Schedule 2.3 — Services For General Insurance

Schedule 2.4 A — Services For Life Insurance Customer Experience

Schedule 2.4 B — Services For Life Insurance Customer Experience — RBS Department

Schedule 2.5 — Services For Healthcare

Schedule 2.6 — Services For Canada

Schedule 2.7 — Services For NU UK ITS

Appendix 2.7A — Management Information Pack

Schedule 2.8A — Finance And Accounting (NUI)

Schedule 2.8B — Finance And Account (NUL)

Schedule 2.8C — Finance And Accounting (Aviva Group)

Schedule 2.10 — Services For NUOS Financial Services

Schedule 3 — Service Levels And Service Credits

Appendix 3A — Service Levels Matrix

Appendix 3H — Interim SLAs

Appendix 3I — NUI Offshore Performance

Schedule 4 — Pricing, Invoicing and Payment

Appendix 4A — Supplier Pricing Forms

Appendix 4B — Financial Responsibility/Asset Ownership Matrix

Appendix 4C — Financial Base Case

Schedule 5 — Human Resources

Appendix 1 — Key Supplier Employees

Appendix 2 — Pre Commencement Transferable Employee Roles

Appendix 3 — Supplier personnel skill requirements

Schedule 6 — Governance and Service Management

Schedule 7 — Transition and Transformation

Appendix 7A — Transition Plan

Schedule 8 — Forecasting and Capacity Planning

Schedule 9 — IT Services

Schedule 9A — Off-shore IT Services Catalogue

Appendix 9B — NUCS Incident and Service Request Management

Schedule 10 — Change Management

Schedule 11 — Benchmarking

Schedule 12 — Exit Management

Schedule 13 — Reports

Appendix 13A — Description of Reports

Schedule 14 — Security Management

Schedule 15 — Business Continuity Disaster Recovery and Incident Management

Appendix 15A — Business Continuity Planning Framework

Appendix 15B — Crisis Response Plan

Appendix 15C — Business Continuity Planning Recovery Requirements Questionnaire

Appendix 15D — Business Protection Policy

Appendix 15E — Business Continuity Questionnaires

Schedule 16 — Pre-Commencement Period

Schedule 17 — Policies and Procedures

Appendix 17A — List of Customer Policies and Procedures

Schedule 18 — Executive Assessment

Schedule 19 — Sites

Schedule 20 — Form of Escrow Agreement

THIS AGREEMENT is made on the 11th day of July 2008
BETWEEN:
(1)	AVIVA GLOBAL SERVICES (MANAGEMENT SERVICES) PRIVATE LIMITED, a company incorporated in Singapore (company number 200812047E) whose registered office is situated at 3 Anson Road, #07-01 Springleaf Tower Singapore 079909 (“Customer”); and

(2)	WNS CAPITAL INVESTMENT LIMITED, a company incorporated in Mauritius (company number 081866) whose registered office is situated at 10 Frere Felix de Valois Street, Port Louis, Mauritius (“Supplier”).
WHEREAS:
(A)	Customer is a member of the Aviva plc group, which is one of the world’s largest insurers. Its principal business activities include life insurance, pensions, retail fund management, general insurance and other miscellaneous service activities.

(B)	Customer issued written requests for proposals (“RFP”) dated 2 November 2007 and 29 March 2008 in relation to its requirement to select a strategic supplier for offshore business process services. A number of submissions were received in response to the RFP, one of which was received from a member of the Supplier Group. Following evaluation and clarification of the RFP submissions, Supplier was selected as the preferred contractor.

(C)	Following discussions and negotiation between the Parties and certain due diligence by Supplier, Customer now wishes to enter into this Agreement.

(D)	Customer now wishes to appoint Supplier for the Term as service provider and prime contractor to supply the Services to Customer and Supplier agrees to supply the Services on that basis, in each case on the terms and conditions set out in this Agreement.
NOW THIS AGREEMENT WITNESSES as follows:
1.	SERVICE PROVISION
1.1	Supplier shall supply or procure the supply of the Pre-Commencement Services and the Historic Services to Customer and all relevant Service Recipients in accordance with, and subject to the terms of, Schedule 16 (Pre-Commencement Period) and the other relevant provisions of this Agreement. On and from the Commencement Date until the end of the Term, Supplier shall provide, or as prime contractor shall procure the provision of, the Principal Services (other than the Transition Work and the Transformation Work) to Customer and all other Service Recipients in accordance with, and subject to the terms of, this Agreement.

1.2	Supplier shall perform, or as prime contractor shall procure the performance of, the Transition Work and the Transformation Work in accordance with Clause 5.1.

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1.3	Supplier shall provide the Services from the Sites unless the Parties agree otherwise through the Change Control Procedure.

1.4	Subject at all times to Clause 1.7, Customer acknowledges that Supplier is being engaged by Customer to provide the Inscope Services from India or Sri Lanka on an exclusive basis to the Inscope Business Units and accordingly Customer undertakes with Supplier that during the period commencing on the date of this Agreement and ending on the day being the earlier of:
(A)	for Services in respect of which Customer has exercised a right of termination pursuant to this Agreement and only in respect of the Services and the Service Recipient in respect of which such termination right has been exercised, the relevant date of termination of Services (but excluding any partial rights to terminate pursuant to Clause 23.12); and

(B)	60 months from the date of this Agreement,
Customer shall procure that:
(C)	none of the Inscope Business Units shall themselves perform, or contract with any third party or third parties (including, subject to Clause 1.7(A), any member of the Customer Group) to provide, the whole or any part of any Inscope Services from India or Sri Lanka.
1.5	Subject to Clause 1.6, no provision of this Agreement (including Clause 19 (Growth and Acquisitions) and Clause 23.24 (Departing Entities, Departing Businesses and Termination)) shall require Supplier to supply, and/or procure the supply of, the Services to an Unapproved Entity pursuant to this Agreement or otherwise comply with this Agreement (or procure the compliance with this Agreement) with respect to that Unapproved Entity, save that in the event that Supplier does agree to supply the Services to an Unapproved Entity then such person shall be treated as a Service Recipient under this Agreement without limitation or derogation and the Supplier shall comply with this Agreement in full with respect to that Service Recipient.

1.6	Where a Service Recipient (including any Joining Entity or any Departing Entity) becomes a BPO Supplier after its receipt of the Services then such Service Recipient shall continue to be treated as a Service Recipient under this Agreement without limitation or derogation, provided that the volumes of Services supplied to such Service Recipient cannot increase without Supplier’s consent above the level they were at the time (i) such Service Recipient became a BPO Supplier, and (ii) Notice has been received by Customer from Supplier that the volume of Services shall not increase pursuant to this Clause.

1.7	The exclusive right in Clause 1.4:
(A)	shall not limit the ability of any of the Inscope Business Units to procure Inscope Services from India or Sri Lanka from another member of Customer Group (provided that such member of Customer Group is not a BPO Supplier) to the

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extent that such procurement of Inscope Services is required for any member of Customer Group to be compliant with the lawful direction of a Regulator or with Applicable Law;

(B)	shall be subject to the terms of Clause 1.9;

(C)	shall be subject to the rights and obligations of any member of Customer Group under:
(i)	any agreement which was in place prior to the date of this Agreement;

(ii)	the Noida Agreement, provided that the term of the Noida Agreement is not extended beyond 31 December 2012. From 1 January 2010 this exception to the exclusivity shall only apply to the extent that the number of full time employees under the Noida Agreement is 600 or less; or

(iii)	any agreement of or relating to a Joining Entity (excluding any Inscope Business Unit) whether in place before or after the date of this Agreement provided that such agreement was in place prior to the date such Joining Entity became a Joining Entity and prior to such Joining Entity receiving Services under this Agreement, which (in each case) would otherwise cause a member of Customer Group to breach Clause 1.4. Customer shall not, and shall ensure that each relevant member of Customer Group (including any such Joining Entity) shall not, renew or extend the terms of any such agreement referred to in this Clause 1.7(C) (including extending the scope of the services) to the extent that such terms relate to all or any Inscope Services unless Customer (or relevant member of Customer Group as applicable) is contractually bound to do so. In the discretion of the relevant member of Customer Group (taking account, amongst other things, of the potential or likelihood of: (i) harm or damage to Customer Group’s reputation and its commercial relationships; and (ii) breach of contract being alleged or occurring), Supplier agrees that Customer and the relevant members of Customer Group may take reasonable steps to withdraw from the receipt of services supplied to them under the agreements referred to in this Clause 1.7(C) in an orderly manner and where reasonably practicable to do so;

(D)	shall not limit the ability of any of the Inscope Business Units to: (i) tender for, or to secure, Inscope Services from any Successor Service Provider from India or Sri Lanka during or in preparation for any Exit Period; or (ii) to receive Inscope Services from any Successor Service Provider from India or Sri Lanka during any Exit Period (but for the avoidance of doubt, not to receive Inscope Services from India or Sri Lanka prior to any Exit Period);

(E)	shall be subject to the exercise of the rights granted to Customer under this Agreement (including pursuant to Clause 4 (Specific Service Remedies)) to the

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extent that the exercise of such rights causes a member of Customer Group to breach Clause 1.4.
1.8	Customer shall use all reasonable endeavours to procure that, in respect of any agreement entered into by a member of Customer Group, after the date of this Agreement, in relation to material outsourcing of Inscope Services by an Inscope Business Unit from a third party outsourcing supplier, such outsourcing supplier engages the Supplier Group in respect of any Inscope Services to be provided to any In Scope Business Unit from India or Sri Lanka with respect to that agreement.

1.9	In the event that the Parties fail to agree within a reasonable period of negotiation the commercial terms for: (a) any statement of work relevant to any New Services which are Inscope Services to be provided from India or Sri Lanka (“New Services SOW”) and at the relevant time of Customer’s request such New Services are currently being offered by Supplier to other customers of Supplier Group; or (b) any statement of work relevant to the provision of any Principal Services which are Inscope Services to be provided from India or Sri Lanka at the request of Customer to a Joining Entity under Clause 19 (Growth and Acquisitions) (“Joining Entity SOW”) and which at the relevant time of Customer’s request are currently being offered by Supplier to other customers of Supplier Group:
(A)	Customer shall within a reasonable period of time following such failure to agree notify Supplier of such fact and the basis in a reasonable level of detail why the Parties have failed to agree the relevant commercial terms in a notice (“Disagreement Notice”); and

(B)	following the submission of the Disagreement Notice either Party shall have the right to escalate the issues the subject matter of the Disagreement Notice in accordance with Schedule 6 (Governance and Service Management) and notwithstanding any such escalation subject to sub-Clauses 1.9(C)-(H) (inclusive):
(i)	the exclusivity provisions set out in Clause 1.4 shall not apply to the New Services SOW, or as the case may be the Joining Entity SOW, specified in the Disagreement Notice (“Refused Services”); and

(ii)	the Minimum Commitment Level shall be reduced proportionately by the number of Billable FTEs that would have been required to perform the relevant Refused Services;
(C)	the disapplication of the exclusivity provisions and the reduction in the Minimum Commitment Level in circumstances referred to in Clause 1.9(B), shall not apply to the extent Customer engages any person (an “Alternative Supplier”) to provide, and/or permits any Service Recipient to engage any Alternative Supplier to provide, such Refused Services on terms which are more favourable to such Alternative Supplier than the terms (including in respect of price, service levels and scope) declined by Supplier for those Refused Services (“Better Terms”). The parties agree that any terms regarding the location of the

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provision of services shall be disregarded for the purposes of assessing whether terms of engagement are Better Terms. Customer shall notify Supplier promptly with respect to any such engagement of an Alternative Supplier;

(D)	where there is any dispute as to whether the Customer has appointed an Alternative Supplier on Better Terms and such dispute cannot be resolved in a reasonable period by the Parties through internal escalation in accordance with Schedule 6 (Governance and Service Management), either Party shall be entitled to appoint an objective, qualified and independent third party (“Independent Assessor”) to verify and report in writing on whether or not Customer (or any relevant Service Recipient) has engaged an Alternative Supplier to provide the Refused Services on Better Terms. The identity of the Independent Assessor shall be agreed between the Parties acting reasonably and, failing agreement, shall be decided at the request of either Party by the President of the Institute of Chartered Accountants in England and Wales;

(E)	each Party shall provide the Independent Assessor with reasonable access to all premises, information, personnel, materials, invoices, contracts, agreements and other documentation that is reasonably necessary for the Independent Assessor to access in order perform its role under this Clause 1.9 (and Customer shall procure that any relevant Service Recipient and the relevant Alternative Supplier provides such access, subject to the Independent Assessor executing reasonable non-disclosure undertakings with the Alternative Supplier);

(F)	where the Independent Assessor concludes that the Alternative Supplier has not been engaged on Better Terms, the costs of the Independent Assessor shall be borne by Supplier in full and where the Independent Assessor concludes that the Alternative Supplier has been engaged on Better Terms, the costs of the Independent Assessor shall be borne by Customer in full (and otherwise each Party shall bear its own costs in respect of the work of the Independent Assessor);

(G)	the Independent Assessor shall be requested to complete its report within ten (10) Business Days of being appointed by a Party and obtaining the reasonable access it requires under this Clause 1.9. The decision of the Independent Assessor shall be final and binding on the Parties; and

(H)	the disapplication of the exclusivity provisions and the reduction in the Minimum Commitment Level in circumstances referred to in Clause 1.9(B), shall not apply to the extent:
(i)	Customer is requesting, in the case of Principal Services, different pricing principles and/or rates to those specified in this Agreement; or in the case of New Services different pricing principles and/or rates to those specified in this Agreement (if any) or if pricing principles and/or rates are not specified in this Agreement for the relevant New Service,

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pricing principles and/or rates which do not reflect (in all material respects) the terms of Clause 18.2; and/or

(ii)	Customer is requesting service levels which are not substantially similar to any equivalent Service Levels specified in this Agreement;

(iii)	Customer is otherwise acting unreasonably in conducting the negotiations referred to in Clause 1.9; and/or

(iv)	Supplier is entitled to refuse to provide any of the Refused Services in accordance with Clause 1.5.
2.	STANDARD OF SERVICE PROVISION
2.1	Supplier shall provide each Service (or shall procure that each Service is provided) to Customer and any Service Recipients to and in accordance with this Agreement and to (as a minimum) the Service Level for that Service (where applicable).

2.2	Without prejudice to Clause 2.1, Supplier shall, subject to Clause 13 (Supplier Relief and Customer Relief) and Clause 39 (Force Majeure):
(A)	at its own cost and expense, take all such additional reasonable steps and apply all such additional resources in order to remedy each Service Failure and delay, problem or other degradation in the Services as soon as reasonably practicable, and in any event, shall take all reasonable steps to minimise the impact of such Service Failure and delay, problem or other degradation, in each case in accordance with Good Professional Practice;

(B)	at its own cost and expense, Notify Customer promptly of:
(i)	the occurrence of each Service Failure (or, to the extent Supplier is reasonably able each anticipated Service Failure, prior to the occurrence thereof) of which Supplier is aware;

(ii)	all delays, problems or degradations (or to the extent Supplier is reasonably able each anticipated delay, problem or degradation, prior to the occurrence thereof) from time to time in the supply of the Services (or any of them) of which Supplier becomes aware; and

(iii)	all circumstances from time to time which or which are reasonably likely to prevent or hinder Supplier from supplying the Services (or any of them) of which Supplier is aware, together with:
(iv)	details of the reasons for the occurrence (or reasonably likely anticipated occurrence) of any such Service Failure, delays, problems,

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degradations or circumstances of which Supplier is aware or ought reasonably to be aware in accordance with Good Professional Practice;

(v)	details of the impact (or reasonably likely anticipated impact) of any such Service Failure, delays, problems, degradations or circumstances on the Services of which Supplier is aware or ought reasonably to be aware in accordance with Good Professional Practice;

(vi)	recommendations as to how any such actual Service Failure, delays, problems, degradations or circumstances (as the case may be) can be remedied;

(vii)	recommendations as to how to avoid the recurrence of any such actual Service Failure, delays, problems, degradations or circumstances; and

(viii)	in the case of sub-Clauses 2.2(B)(ii) and 2.2(B)(iii) above, recommendations as to how any anticipated delays, problems, degradations or circumstances (as the case may be) can be avoided, such recommendations to be provided as soon as is reasonably practicable. The Parties shall discuss these recommendations and, except as provided for in Clause 13 (Supplier Relief and Customer Relief), at its own cost and expense Supplier shall then take such action (including the use of additional resources) as is agreed by the Parties acting reasonably as being necessary to avoid, remedy and otherwise minimise the impact of the Service Failures, delays, degradations, problems, occurrences or circumstances referred to in this Clause 2.2(B) in accordance with Good Professional Practice;

(C)	perform the Services and its obligations under this Agreement throughout the Term in compliance with all Applicable Laws, to the extent such Applicable Laws: (i) apply to Supplier Group; or (ii) apply to the supply of the Services in the jurisdictions from which the Services are being provided by Supplier; or (iii) relate to a Mandatory Change which the Parties have agreed to implement via the Change Control Procedure in accordance with Clause 20 (Changes in Applicable Law);

(D)	obtain, maintain and comply with (or procure that each relevant Sub-Contractor obtains, maintains and complies fully with) all necessary consents, approvals, authorisations, licences and permissions which Supplier and each relevant Sub-Contractor is required to obtain in order to supply the Services and perform its obligations under this Agreement in compliance with Clause 2.2(C);

(E)	discharge its obligations under this Agreement in accordance with Good Professional Practice;

(F)	supply the Services throughout the Term in such a way as to enable insofar as it is reasonably practicable an orderly and efficient hand-over to a Successor Service Provider including in a manner which will insofar as it is reasonably

8

practicable minimise material disruption to Customer and each Service Recipient’s continuing business on termination or expiry of this Agreement or on the removal of any Services from this Agreement (as applicable);

(G)	not (and shall procure that no Sub-Contractor shall), without the prior written consent of Customer, (such consent not to be unreasonably withheld or delayed) use anything or become reliant on anything to provide the Services which Supplier knows, or should reasonably be expected to know, Customer would not be able to procure in the market place and use for itself or would require material expenditure to procure such a thing were a Successor Service Provider to supply the Services (or any of them);

(H)	use good industry versions of anti-virus software to check for and delete any software virus, bomb or other contaminant or similar items introduced by Supplier which infects or causes damage to Customer Group’s information technology systems or Supplier’s information technology systems used to provide the Services or disrupts the provision of the Services (or any of them), and shall take all reasonable precautions in accordance with Good Professional Practice to ensure that neither it nor any Sub-Contractor in any other way destroys, damages or corrupts any software or data (including Customer Data) on Customer Group’s information technology systems or Supplier’s information technology systems used to supply the Services. For the purpose of this Clause 2.2(H), “good industry versions of anti-virus software” shall mean, as a minimum: (i) anti-virus software from a recognised and reputable software vendor; (ii) the latest current supported version of such anti-virus software compatible with Customer Group’s information technology systems; and (iii) anti-virus software that is supported by the relevant software vendor;

(I)	provide such assistance and cooperation as shall be reasonably requested to ensure that all services, Equipment and other resources utilised in connection with the performance of the Services are successfully integrated and interfaced with, and shall not have a material or continuing adverse impact on, or be materially or on a continuing basis adversely affected by, the services, systems and other resources that are being provided to, recommended to, or approved for use by, Customer by third parties at the date of this Agreement subject to the actual physical and technological limitations of Customer Group’s information technology systems, provided that Supplier shall not be under an obligation to purchase equipment, services or software other than as is expressly required under any other express terms of the Agreement;

(J)	without prejudice to the obligations of the Parties in Schedule 8 (Forecasting and Capacity Planning), Notify Customer in the event that the number of Billable FTEs engaged in the supply of the Services is such that there is an under-utilisation of such resource of more than ten per cent. (10%);

(K)	except as otherwise provided in this Agreement (including in Appendix 4B (Financial Responsibility/Asset Ownership Matrix) to Schedule 4 (Pricing, Invoicing and Payment)), be responsible for providing all Facilities and other

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resources necessary for the supply by or on behalf of Supplier of the Services and meeting its obligations under this Agreement; and

(L)	if requested by Customer, act as a purchasing agent for members of Customer Group to procure hardware, software or network equipment or other equipment or components whether or not the same are within the scope of the Services (for the purposes of this Clause 2.2(L), “equipment”). To the extent that Supplier is able, Supplier shall make available to each member of Customer Group the benefit of any volume purchasing discounts for the equipment it purchases and convey to Customer all other benefits offered to Supplier by third party suppliers. Where equipment is procured for or on behalf of any member of Customer Group (and not used or intended to be used by Supplier in the supply of Services) Supplier shall use all reasonable endeavours to procure that the benefit of all manufacturer guarantees and warranties it receives are transferred or procured for the benefit of the relevant member of Customer Group. Where despite the use of all such reasonable endeavours by Supplier the benefit of manufacturer guarantees and warranties cannot be transferred or procured for the benefit of the relevant member of Customer Group, then Supplier shall notify Customer of that fact and shall not procure such equipment without Customer’s prior written consent.
2.3	The Parties agree and acknowledge that the following principles shall form the basis of their relationship under this Agreement:
(A)	to strive for quality and excellence in the design and delivery of the Services;

(B)	to be responsive, responsible, flexible and innovative in order to comply with their respective obligations under this Agreement;

(C)	to deal and communicate with each other in an honest open manner; and

(D)	to work to build a productive and positive relationship with each other.
Customer third party service providers
2.4	Subject to Clause 2.5, Supplier shall (and shall procure that all Supplier Personnel shall) at all times during the Term:
(A)	at Customer’s reasonable request, co-operate with and assist all third party suppliers engaged by any member of Customer Group or any Service Recipient (each a “Third Party Provider”) in:
(i)	the effective and efficient co-ordination of and integration with the supply of the Services and the services and products of such Third Party Providers;

(ii)	the supply and receipt of the Services in the manner set out or referred to in this Agreement; and

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(iii)	the due and proper performance by Customer or Supplier of its obligations under this Agreement, and Customer shall use its reasonable endeavours to procure that, following Supplier’s reasonable request, each Third Party Provider co-operates with and assists Supplier in connection with this Clause 2.4(A);

(B)	at Customer’s reasonable request, attend meetings with Third Party Providers;

(C)	in the event that Supplier becomes aware that the Services (or any part thereof) are adversely affected as a result of the action or inaction of a Third Party Provider, promptly Notify Customer of the same; and

(D)	at Customer’s reasonable request, manage the resolution of any issues Notified to Customer pursuant to Clause 2.4(C) by using all reasonable endeavours to:
(i)	take corrective or preventive steps in relation to the Services; and/or

(ii)	procure the taking of corrective or preventative steps by the relevant Third Party Provider.
2.5	Customer shall:
(A)	use all reasonable endeavours to procure that each Third Party Provider performs its obligations under the relevant contract to enable Supplier to perform its obligations under Clause 2.4; and

(B)	where a Third Party Provider is a BPO Supplier, shall procure that such Third Party Provider enters into a confidentiality agreement with Supplier on terms equivalent to those set out in Clause 31 (Confidentiality) (each such confidentiality agreement to provide for reciprocal obligations for preserving confidentiality), to the extent that such Third Party Provider shall have access or potential access to Supplier’s Confidential Information from time to time.
3.	SERVICE CREDITS
3.1	Subject to Clause 3.2, Customer shall have the right to receive, and Supplier shall pay to Customer, Service Credits in accordance with the provisions of Schedule 3 (Service Levels and Service Credits).

3.2	The Parties acknowledge and agree that any Service Credits received by Customer in respect of a failure by Supplier to meet the Service Levels shall be treated as part payment of any damages awarded to, or losses claimed by, Customer as a result of such a failure and Customer (and members of the Customer Group) shall not be entitled to claim twice for the same loss. For the avoidance of doubt such Service Credits will not be counted against the maximum aggregate liability by Supplier and its Affiliates as set out in Clause 34.4.

4.	SERVICE SPECIFIC REMEDIES
4.1	Without prejudice to the provisions of Clause 7 (Service Improvements) and Schedule 3 (Service Levels and Service Credits), upon reasonable request by, and subject to reasonable advance Notice from, Customer to Supplier, Customer shall be entitled (subject to Clause 4.4) to perform, at Customer’s own cost and own risk, a diagnostic review (the “Diagnostic Review”) of the Services (or any part of them) with a view to:
(A)	investigating, assessing and planning for Service and process improvement (including in connection with Customer Group’s own internal processes and changes thereto); and

(B)	identifying, investigating, assessing and managing Service Failures or other delays, problems or degradations in the Services.
To the extent that any Diagnostic Review undertaken by Customer causes impediment in, or prevents, the provision of the Services by Supplier, Clause 13 (Supplier Relief and Customer Relief) shall apply and such impediment and/or prevention shall be deemed to be a failure of an obligation by Customer under this Agreement for the purposes of Clause 13 (Supplier Relief and Customer Relief). Supplier shall co-operate with, and provide all assistance reasonably requested by, Customer in relation to each Diagnostic Review including in accordance with Clause 4.11. The Parties shall discuss and agree all of Customer’s recommendations for implementing the findings of each Diagnostic Review through the Change Control Procedure.

4.2	Without prejudice to the provisions of Clause 2 (Standard of Service Provision) and Schedule 3 (Service Levels and Service Credits) and to the other rights and remedies of Customer, in the event that Supplier has failed to remedy a Service Failure within a period that is reasonable in the context of that Service Failure, Customer shall (subject to Clause 4.4) have the right (at Customer’s own cost and expense and risk and upon reasonable advance notice):
(A)	to take such action as Customer believes reasonably is necessary to remedy the applicable Service Failure; and/or

(B)	to receive services similar to the affected Services (and Services related thereto) from a third party.
Customer acknowledges that it shall exercise its rights at its own risk. To the extent that Customer exercising its rights under this Clause 4.2 causes Supplier not to be able to perform any of its obligations under this Agreement or to be in breach of this Agreement, Clause 13 (Supplier Relief and Customer Relief) shall apply and such exercise of Customer’s rights shall be deemed to be a failure of an obligation of Customer under this Agreement for the purposes of Clause 13 (Supplier Relief and Customer Relief). Supplier shall co-operate with, and provide all assistance reasonably requested by, Customer in relation to this Clause 4.2 including in accordance with Clause 4.11.

4.3	Without prejudice to any other rights or remedies of Customer under this Agreement (including pursuant to Clauses 4.1 and 4.2 above), but subject to Clause 4.4, where:
(A)	Customer is entitled to terminate this Agreement pursuant to any of Clauses 23.5 to 23.9 (inclusive) or 23.11;

(B)	a Regulator has notified Customer that the exercise of Customer’s rights under this Clause 4.3 is necessary as a result of Supplier’s breach of this Agreement (including a breach of Clause 2.2(E)) and Customer has provided sufficient evidence of such a notification;

(C)	a Party is claiming an Event of Force Majeure in respect of receipt of (with respect to Customer as Claiming Party) or supply of (with respect to Supplier as Claiming Party) a Service (or part thereof) and such Event of Force Majeure continues for a period of ten (10) consecutive Business Days;

(D)	Customer is entitled to terminate this Agreement pursuant to Clause 23.21(A) or Clause 23.21(B);

(E)	Customer is entitled to terminate this Agreement pursuant to Clause 23.16 (Termination on Insolvency or Similar Event); or

(F)	Supplier is in material breach of this Agreement and the breach gives rise to, or is reasonably likely to give rise to, the activation of the Business Continuity Plan,
(each a “Service Event”), Customer may (on its behalf and/or on behalf of any Service Recipient) forthwith at its sole discretion and on written Notice containing the information set out in Clause 4.5 (a “Step-In Notice”) to Supplier elect to:
(A)	receive services similar to the affected Services (and Services related thereto) from a third party or a member of Customer Group and to suspend the receipt of the same from Supplier; and/or

(B)	appoint officers and/or employees of Customer Group and/or external consultants and advisers who are not a BPO Supplier or employed or engaged by any BPO Supplier (the “Management Team”) with a view to managing (subject to Clause 4.4) the supply of the Services to the standards set out in this Agreement and remedying the Service Event,
(together, the “Step-In Rights”).
4.4	In the event that Customer exercises its right under this Clause 4, Customer will procure that:
(A)	it and the Management Team shall comply with:

(i)	the relevant Customer obligations under this Agreement (including Clause 31); and

(ii)	any applicable Site, or other location, specific written security requirements as are notified to Customer
(B)	no BPO Supplier or employee, agent, contractor or representative of any BPO Supplier shall access any of the Sites under Customer’s direction pursuant to this Clause 4 without the prior consent of Supplier, which may be withheld at the sole discretion of the Supplier; and

(C)	neither it nor the Management Team (without the prior written consent of Supplier, which may be withheld at the sole discretion of the Supplier) shall perform any of the Excluded Activities (as defined below in this Clause 4.4). For the purposes of this Clause 4, “Excluded Activities” means:
(i)	the right to access or use the source code of any software comprised in the Equipment;

(ii)	testing any software comprised in the Equipment;

(iii)	coding any software comprised in the Equipment;

(iv)	directing the development of any software and requiring Supplier and/or any Supplier Personnel to change the functionality of the Equipment solely for Customer;

(v)	accessing any proprietary data or confidential information of any other customer of any member of Supplier Group or any Sub-Contractor; and

(vi)	requiring Supplier or any other member of Supplier Group to act or omit to act in a manner which causes or would cause Supplier or any other member of Supplier Group to contravene Applicable Law.
4.5	To the extent that Customer is reasonably able to provide the same at the time of the Step-In Notice, the Step-In Notice shall include the following:
(A)	an indication of the action Customer wishes to take and the tasks comprised within the Services the subject of the Step-In Rights;

(B)	the reason for and the objective of exercising Step-In Rights;

(C)	the date it wishes to commence the Step-In Rights (which shall be no less than five (5) Business Days after the date of the Step-In Notice);

(D)	the anticipated duration of the exercise of the Step-In Rights;

(E)	whether Customer will require access to any Site and/or any other location; and

(F)	to the extent known, or ought reasonably to be known, the effect on Supplier and its obligations to perform the Services during the period the action is being taken.
4.6	To the extent that Customer’s exercise of its rights under this Clause 4 causes Supplier not to be able to perform any of its obligations under this Agreement and/or to be in breach of this Agreement, Clause 13 (Supplier Relief and Customer Relief) shall apply and such exercise of Customer’s rights shall be deemed to be a failure of an obligation of Customer under this Agreement for the purposes of Clause 13 (Supplier Relief and Customer Relief).

4.7	Following service of a Step-In Notice, Customer shall:
(A)	exercise its Step-In Rights (including by reference to the actions provided for in the Step-In Notice) (the “Required Action”);

(B)	keep records of the Required Action taken and provide information about the Required Action to Supplier;

(C)	co-operate with Supplier in order to enable Supplier to continue to provide any part of the Services in relation to which Customer is not assuming management; and

(D)	act reasonably to mitigate the costs that Supplier will incur as a result of the exercise of the Step-In Rights.
4.8	In the event that no relevant Step-Out Notice (as defined below) has been delivered by Customer to Supplier pursuant to Clause 4.9, on the day being ninety (90) days after the day the Step-In Rights were actually exercised by Customer (or if such day is not a Business Day then the next subsequent Business Day), or such other day as the Parties may agree, the Parties shall review the exercise of the Step-In Rights. Where:
(A)	neither Party has been able to restore the supply of the Services the subject of the Step-In Rights to the standards set out in this Agreement;

(B)	in Customer’s reasonable opinion, Supplier is not able to recommence supply of the Services the subject of the Step-In Rights to the standards set out in this Agreement; or

(C)	the Service Event is ongoing,
the Parties (each acting reasonably and in good faith) shall discuss whether or not to extend the duration of the exercise of the Step-In Rights for a further period determined by them or, in the absence of agreement by the Parties to extend the duration of the exercise of the Step-In Rights, Customer shall have the right to exercise the rights of termination as were available to Customer under this Agreement with respect to that Service Event at the commencement of that ninety (90) day period. If the Service Event is an Event of Force Majeure affecting Customer’s receipt of the Services (as opposed to Supplier’s ability to provide the Services) then Customer’s right to rely on Clause 39 (Force Majeure) with respect to that Service Event shall end at the end of that ninety (90) day period. Where an Event of Force Majeure is preventing the proper performance of the Services in accordance with this Agreement by or on behalf of the Supplier, the Customer shall, subject to Clause 39, have the right in its sole discretion to extend the period of its Step-In Rights beyond the ninety (90) day period referred to in this Clause 4.8 up to a maximum period of two (2) years. This Clause 4.8 shall apply to the end of that extended period as if it was the end of the 90 day period.
4.9	Before ceasing to exercise its Step-In Rights Customer shall deliver a written notice to Supplier (a “Step-Out Notice”) specifying:
(A)	the Required Action it has actually taken; and

(B)	the date on which Customer plans to end the Required Action.
4.10	Supplier shall, following receipt of the notice under Clause 4.9 develop a plan and devote sufficient resources to ensure that delivery of the affected tasks of the Services are restored to the Service Levels from the date as agreed in writing by the Parties.

4.11	In the event that Customer issues a Customer Step-In Notice pursuant to this Clause 4 Supplier shall:
(A)	reasonably co-operate with Customer to facilitate the steps taken and the Required Action;

(B)	provide copies of all recent available and relevant root cause analyses or, if there are none, carry out a root cause analysis in relation to the matters or circumstances leading to the Service Event and report the results of the same as soon as is practicable;

(C)	perform the Excluded Activities set out in Clauses 4.4(C)(ii), (iii) and (iv) upon Customer’s reasonable request, to the extent reasonably requested by Customer in connection with the exercise of the Step-In Rights;

(D)	other than in the event of an ongoing Service Event of the type described in Clause 4.3(C), take all steps within its reasonable control in order to recommence, as soon as reasonably practicable, full and proper performance of all Services affected by the Service Event;

(E)	in the event of an ongoing Service Event of the type described in Clause 4.3(C), comply with its obligations in Clause 39 (Force Majeure);

(F)	grant, and use all reasonable efforts to procure that every third party grants, Customer such rights and licences as are reasonably required for Customer and/or any of the Management Team for the purposes of exercising Customer’s rights under this Clause 4;

(G)	procure the reasonable co-operation of and access to Supplier Personnel (including procuring insofar as it is within its reasonable control that Supplier Personnel follow the reasonable instructions of Customer and the Management Team); and

(H)	procure that Customer and the Management Team have access to:
(i)	the books, records, information and data under the control or possession of Supplier and all Sub-Contractors which and to the extent they relate to the Services and which are relevant to the activities covered by the Customer Step-In Notice; and

(ii)	such of the Sites and other locations as are reasonably necessary in the circumstances.
4.12	In the event that Customer elects to exercise its Step-In Rights:
(A)	Customer shall not be liable to pay the Charges for those elements of the Services to the extent such Services are the subject of the exercise of the Step-In Rights and are not being actually performed in accordance with the terms of this Agreement by Supplier. Subject to its other rights in this Agreement (including Schedule 4 (Pricing, Invoicing and Payment) and Clause 39.4), Customer shall continue to pay the Charges in respect of those Services supplied by Supplier in accordance with the terms of this Agreement notwithstanding the exercise of the Step-In Rights; and

(B)	if the costs directly and reasonably incurred by Customer as a result of the exercise of the Step-In Rights in accordance with this Agreement (the “Step-In Costs”) are greater than the Charges that Customer would have been liable to pay Supplier in respect of the relevant Services if it had not exercised the Step-In Rights (the “Original Charges”), Supplier shall be liable to pay Customer the difference between the Original Charges and the Step-In Costs provided that (i) Supplier shall not be required to pay such costs to the extent that they exceed fifty per cent. (50%) of the Original Charges relating to the relevant Services in respect of which Customer has exercised the Step-In Rights; and (ii) the maximum aggregate liability of Supplier under this Clause 4.12(B) for any and all Required Action actually taken shall not exceed the aggregate Charges that Customer would have been liable to pay Supplier in any three (3) month period for the relevant Services in respect of which customer has exercised the Step-In Rights.
4.13	At Customer’s sole discretion, Supplier shall either:
(A)	reimburse the Step-In Costs to Customer by way of a credit against Charges in subsequent invoices issued by Supplier under this Agreement (provided that if Customer is not, within two (2) months of such costs having been notified to Supplier by Customer, reimbursed in full by way of a credit against Charges in subsequent invoices, Supplier shall be liable to pay the balance owed to Customer promptly upon demand); or

(B)	pay Customer the Step-In Costs within thirty (30) days of receipt of a valid invoice from Customer for such amounts.
Notwithstanding the expiry or early termination of this Agreement, the provisions of this Clause 4.13 shall continue to apply to each Party without limit in time.
5.	TRANSITION AND TRANSFORMATION
5.1	Each Party shall have its respective rights and obligations set out in Schedule 7 (Transition and Transformation).

5.2	Supplier shall ensure that all Transition Work and Transformation Work is carried out without causing to the extent reasonably practicable:
(A)	any material or continuing deterioration or degradation in the availability, quality, scope or standard of any services being supplied to any Service Recipient (including the other Services, any internal supply by any member of Customer Group and any Third Party Provider) other than unavoidable and/or transitory disruption (which, in any event, shall to the extent reasonably practicable always be kept to a minimum level and, if possible, outside Working Hours);

(B)	any material or continuing disruption to the business of any Service Recipient or any Third Party Provider other than unavoidable and/or transitory disruption (which, in any event, shall always be kept to a minimum level and, if possible, outside of Working Hours); and

(C)	material or continuing degradation or impact upon the security and/or fidelity of any system (including information technology and telecommunications systems) of any Service Recipient or Third Party Provider.
5.3	The Parties acknowledge and agree that the Transition Plan and Transformation Plan are project management tools to be used by the Parties to co-ordinate and achieve Transition and Transformation. Each Party recognises that the requirements of Customer and any other Service Recipients and/or the obligations of Supplier may evolve over time and accordingly the Parties agree that the Transition Plan and Transformation Plan will be further developed and agreed jointly between the Parties from time to time in accordance with Schedule 7 (Transition and Transformation).
6.	CUSTOMER AUTHORITY AND SUPPLIER AUTHORITY
6.1	Without prejudice to Supplier’s rights and remedies and without relieving Customer of its obligations under any other term of this Agreement, Supplier acknowledges that Customer retains the sole right, authority and discretion to determine its business and operational strategies, brand and marketing strategies, product development and customer interaction strategies, business and operational processes and requirements and its technology specifications and requirements (including Architecture), provided that the exercise of any such right, authority and/or discretion shall not create any additional obligations on Supplier, or increase any existing obligations of Supplier, under this Agreement, save as: (i) expressly provided in any other Clause of this Agreement, or (ii) expressly agreed by the Parties through the Change Control Procedure.

6.2	Notwithstanding any other provisions of this Agreement, Customer acknowledges and agrees that Supplier and/or any other member of Supplier Group reserves the right, authority and discretion not to deliver any Services to and/or not to perform any of its obligations (including any obligations under Clauses 31.4(E), 31.4(G) and 31.4(H) and Clause 24.4) for the benefit of and/or not to disclose, nor authorise, any member of Customer Group to disclose any Confidential Information relating to Supplier and/or any member of Supplier Group or Supplier IPR to and/or not to allow or authorise the use of any Confidential Information or Supplier IPR by;
(A)	subject to Clause 1.6, a BPO Supplier; and/or

(B)	subject to Clause 6.2(A), any third party who has not entered into a confidentiality agreement, on terms equivalent to those set out in Clause 31, with Supplier and/or any other member of Supplier Group in respect of the Confidential Information of Supplier and/or any other member of Supplier Group and/or the Supplier IPR.
7.	SERVICE IMPROVEMENTS
General
7.1	Supplier acknowledges and agrees that it is committed to the process of continuous improvement of the standard of Services and shall comply with its obligations in relation to Service Level improvement as set out in Schedule 3 (Service Levels and Service Credits).

7.2	Supplier shall:
(A)	proactively identify and Notify Customer of all opportunities for improving Service quality that come to its attention (including opportunities to implement and any likely costs of implementing Innovations that will be advantageous to Customer Group) to the extent permitted by Applicable Law and subject to any obligation of confidentiality owed by Supplier or any other member of Supplier Group;

(B)	provide a reasonably detailed analysis to Customer setting out:
(i)	how the opportunities identified pursuant to Clause 7.2(A) are proposed to be implemented by Supplier and the costs associated with developing and/or implementing the same; and

(ii)	the potential or actual impact of such development and/or implementation on the Services, the Charges and on Customer’s ability to transfer the Services to a Successor Service Provider;
(C)	supply the Services and operate, manage and maintain the Facilities in so far as it is reasonably practicable to facilitate, maintain and improve the availability and quality of the Services taking into account advancements in technology, the business operations of Customer Group and other Service Recipients and the additional costs incurred, or to be incurred, by the Parties as a result of facilitating, maintaining and/or improving the availability and quality of the Services;

(D)	maintain a level of knowledge that provides Customer and the Service Recipients with an opportunity to take advantage of technological advances and assist Customer in assessing the implementation of leading-edge technology in connection with the Services;

(E)	meet with Customer from time to time (at Customer’s reasonable request) to inform Customer of new technological processes, methodologies or trends that could be used in the provision of the Services of which Supplier is aware in order to impact beneficially the business of Customer and the Service Recipients, to the extent permitted by Applicable Law and subject to any obligation of confidentiality owed by Supplier or any other member of Supplier Group; and

(F)	comply, and procure that its Sub-Contractors comply, and provide (or procure the provision of) the Services in a manner which is consistent, with Customer’s:
(i)	Architecture and technology plan;

(ii)	requirements for long-range business, operational and technology planning;

(iii)	brand and marketing standards and requirements;

(iv)	product standards; and

(v)	standard operating procedures,
in each case as notified or made available by Customer to Supplier on or prior to the date of this Agreement. Where there are changes to the plans, standards, requirements and procedures referred to in this Clause 7.2(F) after the date of this Agreement, then Supplier shall comply and ensure that the Services are compliant with all such notified changes within a reasonable period of time after notification of such changes. Where compliance with such changes will reasonably result in increased costs for Supplier, then the Parties shall discuss and agree through the Change Control Procedure the reasonable incremental direct costs of the Supplier in complying with such changes. Such costs shall be borne by the Customer, save in respect of: Supplier compliance with changes to brand and marketing standards and requirements: (1) in circumstances where the relevant brand and marketing use is requested by Supplier (as opposed to being required by the Customer); and (2) in connection with the change to the “Aviva” brand from the “Norwich Union” “RAC” and other current insurance brands of Customer Group, where (in the case of (1) and (2) only) such costs shall be borne by Supplier.
7.3	Supplier shall not implement any new technologies or other service improvements in connection with the Services identified pursuant to Clause 7.2 without Customer’s prior written consent. Any such proposals shall be addressed, and Supplier shall only be obliged to implement such technologies and/or improvements to the extent agreed by the Parties through, the Change Control Procedure.

7.4	Customer acknowledges that the process of continuous improvement of the standard of Services including implementing the opportunities and new technologies referred to in this Clause 7 and the performance of any of its obligations under this Clause 7 may require the cooperation of Customer Group and other necessary Service Recipients and Third Party Providers in order that such improvements result in the intended effect. Without prejudice to paragraph 22.1 (Continuous Improvement) of Schedule 3 (Service Levels and Service Credits), Customer acknowledges that to the extent that such co-operation is reasonably required by Supplier, Supplier had notified Customer of the requirement of that co-operation (with, where practicable, reasonable notice prior to that requirement arising), and such co-operation is not provided to Supplier, Supplier shall not be liable for failing to achieve continuous improvement of the relevant Services (if and to the extent that such cooperation is not forthcoming) and/or for failing to comply with this Clause 7, provided that it has given prior written notice to Customer.
8.	PREFERRED CUSTOMER STATUS
8.1	Except as provided by Clauses 8.2 and 8.3 Customer acknowledges that Customer Group shall not have any preferred status over and above Supplier’s other customers and/or customers of other members of the Supplier Group.

8.2	Supplier shall take all steps to offer, through the Change Control Procedure, to provide the Services from any Special Economic Zone or other tax preferential location or scheme which is reasonably available to Supplier provided that the use of such area or location or scheme will not result in or will reasonably not result in the tax benefits for either Customer or Supplier being reduced or extinguished.

8.3	Supplier agrees as follows:
(A)	Supplier shall procure that all Supplier Personnel shall be within performance levels 2-4 as defined by Supplier’s Performance Management Framework;

(B)	subject to clause 8.3(C), Supplier shall give Customer the right of first look in respect of any Generic Innovation and to the extent permitted by Applicable Law will not market or commercially exploit the Generic Innovation until Customer

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has had a reasonable time to determine if it wishes to use such Generic Innovation. Customer acknowledges that any right to use such Generic Innovation will be subject to such terms being agreed by the Parties through the Change Control Procedure and that any such right of use shall be on a non-exclusive basis unless otherwise agreed. To the extent that any Supplier Background IPR or Third Party IPR is embedded in or is an integral part of or otherwise needed to use the Generic Innovation, such Supplier Background IPR or Third Party IPR will be licensed on the terms of Clauses 30.14, 30.15, 30.16 and 30.18;

(C)	other than in respect of any Supplier Background IPR and/or Third Party IPR, Supplier hereby agrees to assign and (in respect of copyright and database rights owned by Supplier arising in the future) hereby assigns, and (in relation to any IPR owned by a member of Supplier Group or Sub-Contractor) to procure the assignment of, the whole legal and beneficial interest in all the IPRs in any Bespoke Innovation to Customer, at no additional charge; and

(D)	to the extent that any Supplier Background IPR and/or Third Party IPR is embedded in or is an integral part of and needed to use any Bespoke Innovation, such Supplier Background IPR and/or Third Party IPR as relevant shall be licensed to Customer and any Service Recipient in accordance with and/or on the terms of Clauses 30.13 and 30.19.
9.	IT SERVICES
Customer shall provide the IT Services to Supplier from the Commencement Date in accordance with Schedule 9 (IT Services).
10.	PRICING, PAYMENT AND INVOICING
10.1	XXXXX

10.2	Supplier shall charge and Customer shall pay for the provision of the Services in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment). In addition, each Party shall comply with its obligations, and subject to Clause 10.4 shall have the rights provided to it, as set out in Schedule 4 (Pricing, Invoicing and Payment).

10.3	Supplier shall not increase any of the Charges in respect of any part of any Service during the Term, save as expressly provided for in this Agreement or as otherwise agreed through the Change Control Procedure.

10.4	If a Party defaults in the payment when due of any sum payable under this Agreement (including Service Credits), the liability of such person shall be increased to include interest on the outstanding balance of such sum from the date when such payment is due until the date of actual payment at a rate per annum (both before and after judgment) of three per cent. (3%) above the Bank of England’s base rate from time to time. Such interest will accrue on a daily basis. The Parties agree that interest payable at that rate is a substantial remedy for the purposes of the Late Payment of Commercial Debts (Interest) Act 1998.
11.	GOVERNANCE AND SERVICE MANAGEMENT
Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 6 (Governance and Service Management).
12.	CUSTOMER DEALINGS
Supplier shall not, and shall procure that no other member of Supplier Group nor any Sub-Contractor shall directly or indirectly market, offer or provide any general or life insurance products or services to customers of any member of Customer Group.
13.	SUPPLIER RELIEF AND CUSTOMER RELIEF
13.1	Supplier undertakes to Notify Customer as soon as reasonably practicable of every breach by a Service Recipient of its obligations under this Agreement of which Supplier or any of the Major Sub-Contractors becomes aware which has or is reasonably likely to have an adverse effect on the provision of the Services and/or on the ability of Supplier to perform its obligations under this Agreement.

13.2	Supplier shall not be in breach of this Agreement and shall not be liable for any failure to deliver the, or as the case may be the part of the, Services to which the breach relates or any failure to perform its obligations under this Agreement to the extent that such breach and/or failure is caused by Customer’s and/or any Service Recipient’s breach of any of Customer’s obligations under this Agreement, provided always that Supplier has Notified Customer in accordance with Clause 13.1 above of such breach.

13.3	Customer undertakes to Notify Supplier as soon as reasonably practicable of every breach by Supplier or its Sub-Contractors of its obligations under this Agreement of which any Service Recipient becomes aware which has or is reasonably likely to have an adverse effect on the provision of the IT Services and/or on the ability of Customer to perform its obligations under this Agreement.

13.4	Customer shall not be in breach of this Agreement and shall not be liable for any failure to deliver the, or as the case may be part of the, IT Services to which the breach relates or any failure to perform its obligations under this Agreement to the extent that such breach and/or failure is caused by Supplier’s, any member of Supplier Group’s or any Sub-Contractor’s breach of any of Supplier’s obligations under this Agreement, provided always that Customer has Notified Supplier in accordance with Clause 13.3 above of such breach.

13.5	Where Supplier has relief from its obligations to provide Services or perform its obligations under this Agreement pursuant to Clause 13.2 or where Customer has relief from its obligations to provide the IT Services or perform its obligations under this Agreement pursuant to Clause 13.4 (in each case, the “Relief Obligations”):
(A)	the relieved Party (the “Relieved Party”) shall in any event use reasonable endeavours to continue to perform the Relief Obligations notwithstanding the relevant failure. Provided that the Relieved Party has Notified the other Party (the “Other Party”) in accordance with Clause 13.1 or Clause 13.3 (as applicable), the Other Party shall reimburse the Relieved Party for its reasonable costs incurred in performing the Relief Obligations to the extent such costs are incurred as a direct result of the relevant breach and/or failure, until such time as the Other Party requests the Relieved Party to cease using such reasonable endeavours (including as part of the Parties agreeing alternative actions and/or activities pursuant to sub-Clause 13.5(B)); and

(B)	the Parties shall, at the Other Party’s request, meet to discuss and agree (through the Change Control Procedure) any actions or activities which either Party should undertake on a permanent or temporary basis to mitigate the effect of the relevant breach and/or failure including (where relevant) to enable the Relieved Party to perform the relevant Relief Obligations. All reasonable and direct costs incurred by Relieved Party in connection with any such agreed actions or activities shall be borne by the Other Party unless agreed otherwise in writing by the Parties.
14.	POLICIES AND PROCEDURES
Supplier shall comply in the performance of its obligations under this Agreement (and procure that its Sub-Contractors and the Supplier Personnel comply) with Customer Group’s policies, standards and procedures set out or referred to in Schedule 17 (Policies and Procedures). Without prejudice to the foregoing, the Parties shall also comply in the performance of their respective obligations under this Agreement with the policies, standards and procedures developed pursuant to this Agreement (including the Operations Manual).
15.	ASSET MANAGEMENT
Contracts
15.1	Supplier shall use all reasonable endeavours to ensure that (i) each contract entered into by Supplier with a Sub-Contractor; and (ii) each contract entered into by Supplier with a third party (excluding any licence of Third Party IPR), in each case after the Commencement Date, and which relates to the provision or receipt of any of the Services includes:
(A)	the right for Customer or a nominee of Customer within Customer Group to receive novation of that contract to the extent that it relates to the provision or receipt of the Services (without any transfer charge or other payment) in the

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event that Customer removes any Services in accordance with this Agreement, this Agreement terminates (or the relevant part of this Agreement terminates) or this Agreement expires; and

(B)	the right following any such novation for Customer or a nominee of Customer within Customer Group to terminate such contract to the extent it relates to the provision or receipt of the Services at will on six months’ Notice (or less) without the payment of termination fees or other charges for or relating to such termination.
15.2	Where Supplier is unsuccessful in ensuring that those things referred to in Clause 15.2 are contained in the contracts the subject of Clause 15.2, Supplier shall:
(A)	Notify Customer of that fact and the Parties shall discuss the same; and

(B)	not enter into any such contract without the prior written consent of Customer (such consent not to be unreasonably withheld or delayed), where such contract is with a Major Sub-Contractor and/or relates to a Key Process under the Services.
Equipment and refresh
15.3	Supplier shall ensure that all Equipment shall be used and maintained throughout the Term in accordance with either the manufacturers’ technical specifications or operational practices and procedures that are in accordance with Good Professional Practice.

15.4	Supplier shall undertake a refresh of hardware, peripherals and other information technology used to provide the Services in accordance with Schedule 4 (Pricing, Invoicing and Payment).
Transferable Assets
15.5	During the Transition Period:
(A)	Supplier shall provide Customer with such assistance as is reasonably required by Customer to enable Customer to compile an inventory identifying the Transferable Assets; and

(B)	Customer shall compile and provide a copy to Supplier of such inventory.
15.6	Supplier shall sell or procure the sale of, and Customer shall purchase, the Transferable Assets.

15.7	The consideration for the sale of each Transferable Asset shall be XXXXX. Such consideration shall be paid by Customer to Supplier within thirty (30) Business Days of Customer’s receipt of a valid invoice from Supplier.

15.8	The Parties shall discuss and agree and implement (once agreed) the most effective method of mitigating any costs in respect of Taxes which may be incurred as a result of Customer’s purchase of the Transferable Assets.

15.9	Ownership for each Transferable Asset shall pass from Supplier to Customer on the date of full payment to Supplier of any amounts payable in accordance with Clause 15.7 in respect of such Transferable Asset.

15.10	Risk and responsibility for each Transferable Asset shall pass from Supplier to Customer on the date of physical transfer in respect of such Transferable Asset.

15.11	If any Transferable Asset is lost, damaged or stolen whilst in the ownership of Customer pursuant to Clause 15.9 but for which Supplier has risk or responsibility pursuant to Clause 15.10 then Supplier shall bear the cost (or reimburse such cost to Customer) of the repair or replacement of such Transferable Asset.
Use of office space
15.12	Supplier shall provide Customer with reasonable office space at a Site to be specified by Customer within thirty (30) days from the Effective Date sufficient to accommodate a maximum of thirty (30) Customer Personnel on a full-time basis at no cost to Customer (the “Customer Office Space”).

15.13	The Customer Office Space shall:
(A)	include such individual offices and Customer dedicated meeting rooms as may be reasonably required by Customer;

(B)	be of at least the same standard (in terms of office environment, area and facilities) as the office space owned by Noida Customer Operations Private Limited and used by Customer Personnel in Pune prior to the Effective Date; and

(C)	include at least one “telepresence room” for the dedicated use of Customer Personnel.
15.14	The Customer Personnel using the Customer Office Space shall have access to all common areas of the Site as are reasonably required in order for such Customer Personnel to perform their job functions, including reasonable use of normal incidental office facilities such as parking, dining and bathroom facilities.

15.15	Management, maintenance, repair and upkeep of the Customer Office Space shall be the responsibility of Supplier. Without limitation to the foregoing, Supplier shall be responsible for the following in the Customer Office Space:
(A)	provision and maintenance of all necessary furniture, fixtures and fittings;

(B)	provision and maintenance of all wiring and cabling; and

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(C)	installation and maintenance of all necessary utilities and services.
XXXXX
15.16	Supplier shall provide Customer with XXXXX. Supplier shall be entitled to XXXXX, provided that Customer’s requirements XXXXX shall take reasonable precedence over such other uses.
XXXXX
15.17	Supplier shall continue to provide Customer with XXXXX. Such use shall be provided until the earlier of:
(A)	the date XXXXX from the date of this Agreement; and

(B)	XXXXX
For the avoidance of doubt, Supplier shall be under no obligation to provide XXXXX.
16.	SECURITY MANAGEMENT
Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 14 (Security Management).
17.	CHANGE MANAGEMENT
17.1	Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 10 (Change Management).

17.2	Changes shall be progressed by the Parties through the Change Control Procedure, and in connection with each Change, each Party shall comply with its obligations contained in Schedule 10 (Change Management).

17.3	The costs of implementing Changes (other than a Mandatory Change) will be borne by the Parties in accordance with Schedule 10 (Change Management). The costs of implementing Mandatory Changes will, as between Customer and Supplier, be borne in accordance with Clause 20.5.

18.	NEW SERVICES
18.1	The Parties may from time to time agree New Services, which shall be subject to the terms and conditions of this Agreement and shall be agreed and documented in accordance with the Change Control Procedure.
18.2	Save where the Parties (each acting reasonably) agree otherwise, in creating the charges for New Services, Supplier shall:
(A)	where the New Services are of the same nature and complexity as any of the Principal Services, adopt the same pricing principles and/or model (including the same Unit FTE Rates and/or transaction based unit rates) as for such Principal Services;

(B)	where the Parties agree that the New Services are of a different and more complex nature to the Principal Services, adopt the same pricing principles and/or model as for the Principal Services, but the Parties acknowledge that the Unit FTE Rates and/or the transaction based unit rates may be higher; or

(C)	where the Parties agree that the New Services are of a different and less complex nature to the Principal Services, adopt the same pricing principles and/or model as for the Principal Services, but the Parties acknowledge that the Unit FTE Rates and/or the transaction based unit rates may be lower.
18.3	Subject to Clause 18.2, in creating the charges for New Services, the Parties shall take account of:
(A)	the existing resources and expenses that would no longer be required if a New Service were to be performed by Supplier;

(B)	any additional resources and expenses required by either Party if a New Service were to be performed by Supplier; and

(C)	the extent to which existing resources can reasonably be re-utilised or deployed in order to supply a New Service in accordance with Clause 18.1 above.
18.4	The supply of each New Service by Supplier must be agreed in advance by the Parties and no Service Recipient shall be obliged to pay any charges or fees in respect of any New Service in the event that its supply has not been authorised and accepted (in accordance with any applicable acceptance testing procedures agreed between the Parties from time to time) by Customer in writing.

19.	GROWTH AND ACQUISITIONS
19.1	Supplier acknowledges that Customer Group may acquire new entities or businesses throughout the Term. Accordingly, at Customer’s written request from time to time, Supplier shall provide each member of Customer Group and each Joining Entity with reasonable acquisition support and assistance in respect of services similar or equivalent to the Services (including reasonable assessment and due diligence support and transition and migration planning, support and assistance). In the event that such support and assistance results in additional costs and expenses for Supplier (in excess of the Billable FTEs utilised by Supplier for the provision of the Services), then Customer shall bear such costs and expenses incurred by Supplier, provided that such costs and expenses are direct and reasonable and Supplier previously Notified Customer of the same.
19.2	Subject to Clause 1.5 and at Customer’s written request from time to time, Supplier shall supply the Services (in whole or in part) to, or in respect of, a Joining Entity specified in that written notice in accordance with the terms of this Clause 19. Subject to Clause 1.9, the impact (if any) on the terms of this Agreement as they relate to that Joining Entity and/or any other member of Customer Group resulting from the supply of Services to or, in respect of, that Joining Entity shall be agreed between the Parties pursuant to the Change Control Procedure.
19.3	If Customer requests and Supplier agrees to supply Services to, or in respect of, a Joining Entity and such Joining Entity has, or benefits from, rights under an existing contract with any member of Supplier Group to receive services substantially similar to the Services (or the relevant portion thereof), then the Parties shall agree through the Change Control Procedure under which terms and conditions the Services shall be supplied to that Joining Entity and whether or not the existing contract will be terminated and upon what terms.
19.4	For the avoidance of doubt, the rights granted to Customer pursuant to this Clause 19 shall be without prejudice to Customer’s right to vary the volumes of Services to be provided under this Agreement in accordance with Schedule 8 (Forecasting and Capacity Planning) provided that such variation does not reduce the amount of or relieve Customer in any way of its obligations to meet the Minimum Commitment Level.

20.	CHANGES IN APPLICABLE LAW
20.1	Each Party shall Notify the other of any change in Applicable Law of which it becomes aware after the date of this Agreement to the extent that such change will affect the provision of the Services (or any part thereof) by Supplier or receipt of the Services by Customer (or any Service Recipients).
20.2	The scope of any changes to the Services (or any part thereof) as may be necessary from time to time to ensure that the supply of the Services and their receipt and use by Customer and the Service Recipients continues to comply, with Applicable Law (each a “Mandatory Change”), how such change shall be implemented shall be agreed though the Change Control Procedure, the impact of developing and implementing Mandatory Changes upon the Services and/or the Charges (if any) and the method and timeframe by which such Mandatory Changes shall be implemented, shall all be:
(A)	investigated, assessed and Notified to Customer by Supplier; and

(B)	considered and agreed by the Parties through the Change Control Procedure.

20.3	Notwithstanding Clause 20.2 above, where the Mandatory Change arises as a result of Customer or Supplier having previously misinterpreted Applicable Law in relation to the Services and where Customer Notifies Supplier of such an event, then Supplier shall, following such notification by Customer, either develop and implement such Mandatory Change as soon as reasonably practicable and in any event by the date upon which such Mandatory Change is required for compliance with Applicable Law, or Notify Customer immediately that it will not be able to implement such Mandatory Change by such date.
20.4	In the event that:
(A)	the Parties fail to reach an agreement for the implementation of a Mandatory Change through the Change Control Procedure; and/or

(B)	Supplier refuses to implement a Mandatory Change; and/or

(C)	Supplier is not able to implement the Mandatory Change,
then Customer shall have the right to terminate the Service(s) to which such Mandatory Change relates by Notice to Supplier with immediate effect.
20.5	The cost of developing and implementing a Mandatory Change shall be borne as follows:
(A)	by Customer, to the extent the relevant change in Applicable Law relates uniquely and specifically to Customer and/or any Service Recipients or the Mandatory Change has been developed for the benefit of Customer and/or any Service Recipient and in accordance with Customer’s and/or any Service Recipient’s express written specifications;

(B)	by Customer and other customers of Supplier Group to the extent that the relevant change in Applicable Law does not fall within Clause 20.5(A), affects the Services and applies to the receipt of services the same or similar to the Services provided that Customer shall only be liable for such proportion of such costs as is fair and reasonable in all the circumstances (including the number of other customers of members of Supplier Group, the services offered to such other customers and the further use of any investment by the members of Supplier Group in retaining or attracting customers) and Supplier shall provide Customer with reasonable evidence of such circumstances to enable Customer to verify the allocation of such costs in accordance with this Clause 20.5(B). As between Customer and Supplier, Supplier shall be liable for the portion of such costs attributable to those other customers (excluding to the extent they receive Services under this Agreement, Service Recipients) and Supplier (and whether or not Supplier or Supplier Group is able to, or does in fact, recover such costs from other customers); and

(C)	by Supplier, where the relevant change in Applicable Law does not fall within Clauses 20.5(A) or 20.5(B) above.

21.	REPRESENTATIONS, WARRANTIES AND INDEMNITIES
Representations and warranties
21.1	Each Party warrants and represents to the other that:
(A)	it has full capacity and authority and all necessary licences, permits and consents to enter into and to perform its obligations under this Agreement;

(B)	this Agreement has been duly authorised by it and is executed by its duly authorised representative;

(C)	there are no matters of which it is aware as at the date hereof which might adversely affect its ability to perform its contractual obligations under this Agreement;

(D)	it is not unable to pay its debts (within the meaning of section 123(1) and 2 of the Insolvency Act 1986) as they fall due and no order has been made or resolution passed for its winding up or for an administration order and no receiver, administrative receiver or manager has been appointed by any person of its business or all or a substantial part of its assets or any material part thereof nor has any equivalent event taken place in relation to it in any jurisdiction; and

(E)	as at the date of this Agreement, it is not aware of anything likely to lead to any of the events referred to in Clause 21.1(D) above.
21.2	Supplier represents and warrants to Customer that:
(A)	Supplier has the full capacity and authority to grant the licences referred to in Clause 30 (Intellectual Property); and

(B)	the supply of the Services by or on behalf of Supplier, and neither Customer’s nor any Service Recipient’s receipt and use of the Services in accordance with and for the purposes contemplated in this Agreement, will not infringe any IPR of any third party.
21.3	Customer represents and warrants to Supplier that:
(A)	each Service Recipient including Customer Group has obtained all necessary consents, approvals, authorisations, licences and permissions which Customer and/or each Service Recipient is required to obtain in order to receive the Services and perform its obligations under this Agreement in compliance with all Applicable Laws;

(B)	each Service Recipient shall perform its obligations under this Agreement in compliance with Applicable Laws, to the extent such Applicable Laws: (i) apply to such Service Recipient; or (ii) apply to the receipt of the Services in the jurisdictions in which the Services are being received by Customer and/or such Service Recipient; or (iii) relate to a Mandatory Change which the Parties have agreed to implement through the Change Control Procedure in accordance with Clause 20 (Changes in Applicable Law);
(C)	Customer has the full capacity and authority to grant the licences referred to in Clause 30 (Intellectual Property); and

(D)	the use of the Customer IPR, including any material made available to any member of Supplier Group and each Sub-Contractor by any member of the Customer Group and/or any other Service Recipient, in accordance with and for the purposes contemplated in this Agreement will not infringe any IPR of any third party.
21.4	Save as expressly set out in this Agreement, neither Party gives any representation or warranty (express or implied) in respect of the subject matter of this Agreement, and all warranties and representations which may be implied (by statute or otherwise) are hereby excluded to the maximum extent permitted by law.

22.	TERM
22.1	The term of this Agreement shall commence on the Effective Date and, except to the extent that this Agreement is terminated in accordance with its terms, shall continue until the date being eight (8) years and four (4) months from the date of this Agreement together with any period in which Exit Services are provided (the “Term”).
22.2	Notwithstanding any other provision of this Agreement, and except as the Parties agree otherwise in writing, this Agreement is in all respects conditional upon the occurrence of Completion (as that term is defined in the SSPA). Upon Completion, this Agreement shall commence in full force and effect.

23.	TERMINATION
Termination of the Agreement in whole or in part (“Any or All” terminations)
23.1	Customer may exercise its rights of termination under any of Clauses 23.6 (Termination for Material Service Failure), 23.8(B), 23.9 (Termination for Persistent Service Failure), 23.11 (Termination for Service Credit Threshold Breach), 23.12 (Termination for Convenience), 23.16, (Termination on an Insolvency or a Similar Event), 23.19 (Termination arising from Tax), 23.20 (pursuant to paragraph 5.4(D) of Schedule 11 (Benchmarking), 23.21(A), 23.21(B), 23.21(C) 23.21(D), 23.21(E), 23.21(G), 23.21(H) and 23.21(J):
(A)	in respect of the Agreement as a whole;

(B)	in respect of one or more Service Recipients or in respect of the business (in whole or in part) of one or more Service Recipients; and/or

(C)	in respect of one or more of the Services.
Termination of the Agreement in part (“Truck and Trailer”)
23.2	Subject to Clause 23.3, Customer may exercise it rights of termination under any of Clauses 23.5 (Termination for Material Service Failure), 23.7 (Termination for Persistent Service Failure), 23.8(A), 23.17 (Termination for Event of Force Majeure), 23.18 (Termination arising from Mandatory Change), 23.20 (pursuant to paragraph 5.4(C) of Schedule 11 (Benchmarking), 23.21(F) and 23.21(I) in relation to the provision of the Services that are directly affected by the relevant termination event, to the Service Recipient directly affected by the relevant termination event (the “Terminated Services”).
23.3	The Parties agree that where Customer exercises its right to terminate any Terminated Services, Customer shall also have the right to terminate any other Service(s) to the relevant Service Recipient within the same Performance Category for that Service Recipient (the “Affected Services”), where there are commercial, practical or technical reasons that would restrict or prevent the ongoing effective operation of either the Terminated Service or the Affected Service in the event of the Terminated Service and the Affected Service being provided by different persons.
23.4	The Parties agree that Customer shall not have the right to terminate this Agreement (in whole or in part) pursuant to Clauses 23.5 to 23.9 (inclusive), in respect of:
(A)	any Critical Service Failure occurring within the period from the date of this Agreement until and including the date being ninety (90) days after the Commencement Date; or

(B)	any Critical Service Failure occurring during the Term with respect to the Transaction Processing, Expenses and Reporting Critical Service Levels, which form part of the Aviva Group Centre Performance Category within the F&A Business Unit.
Termination for Material Service Failure
23.5	Subject to Clause 23.10, in the event that the same Critical Service Level falls twenty per cent. (20%) below the Minimum Service Level twice or more in any nine (9) month rolling period, Customer will have the right to partially terminate this Agreement pursuant to Clauses 23.2 and 23.3 forthwith on written notice to the Supplier.
23.6	Subject to Clause 23.10, in the event that in any six (6) month period there are two (2) or more months with twenty per cent. (20%) or more (by number) of all Critical Service Levels that fail to meet the relevant Minimum Service Levels, Customer shall have the right to terminate this Agreement forthwith on written notice to the Supplier.

Termination for Persistent Service Failure
23.7	Subject to Clause 23.10, in respect of each Critical Service Level labelled with a monthly measurement period (and marked as “PSF” in Appendix 3A (Service Levels Matrix) of Schedule 3 (Service Levels and Service Credits)) if there are four (4) Minimum Service Level Defaults, or three (3) sequential Minimum Service Level Defaults, (in each case) in respect of the same Critical Service Level within a twelve (12) month rolling period, the Customer shall have the right to partially terminate this Agreement pursuant to Clauses 23.2 and 23.3 forthwith on written notice to the Supplier.
23.8	Subject to Clause 23.10, in respect of each Critical Service Levels labelled with a quarterly measurement period (and marked as “PSF” in Appendix 3A (Service Levels Matrix) of Schedule 3 (Service Levels and Service Credits)):
(A)	if there are Minimum Service Level Defaults in respect of the same Critical Service Level in each of two consecutive measurement periods, the Customer shall have the right to partially terminate this Agreement pursuant to Clauses 23.2 and 23.3 forthwith on written notice to the Supplier; and

(B)	if there are Minimum Service Level Defaults in respect of the same Critical Service Level in each of three consecutive measurement periods Customer shall have the right to terminate this Agreement forthwith on written notice to Supplier.
23.9	If in any twelve (12) month rolling period Customer has two or more opportunities to exercise a right of partial termination pursuant to Clauses 23.7 or 23.8 then Customer shall have the right to terminate this Agreement forthwith on written notice to Supplier.
23.10	The Parties agree that where the spread between Expected Service Level and the Minimum Service Level is two per cent. (2%) or less, the relevant Minimum Service Level shall be deemed to be reduced by three (3) basis points for the purposes of Clauses 23.5 to 23.9 (inclusive).
Termination for Service Credit Threshold breach
23.11	Customer shall have the right to terminate this Agreement forthwith on written notice to the Supplier if twice or more in any twelve (12) month rolling period the amount of Service Credits (prior to any Earnback) to which the Customer is due under this Agreement is equal to twelve per cent. (12%) (or more) of the Monthly Charges.
Termination for Convenience
23.12	Customer may, at any time after the date being twenty four (24) months from the Commencement Date, give six (6) months’ Notice to Supplier to terminate this Agreement in whole or (in its sole discretion) in part subject to Clauses 23.13, 23.14 and 23.15.

23.13	Where Customer exercises its right to terminate this Agreement in whole pursuant to Clause 23.12, then Customer shall pay to Supplier the Termination Fee by way of compensation in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment).
23.14	Where Customer exercises its right to terminate this Agreement in part pursuant to Clause 23.12 and as a result of such partial termination of the Agreement the Billable FTE does not fall below the Minimum Commitment Level, no Termination Fee will be due or payable by any member of Customer Group to Supplier.
23.15	Where Customer exercises its right to terminate this Agreement in part pursuant to Clause 23.12 and the Billable FTE falls below the Minimum Commitment Level, then Customer shall have the option to:
(A)	pay to Supplier the Termination Fee by way of compensation in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment) and the Minimum Commitment Level shall be reduced by a proportionate amount to the Terminated Services in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment); or

(B)	elect not to pay to Supplier the Termination Fee in relation to such partial termination of the Agreement, but in such an event the Parties agree that the Minimum Commitment Level shall remain the same as prior to the partial termination of the Agreement in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment).
Termination on an Insolvency or Similar Event
23.16	Without prejudice to its other rights and remedies, either Supplier or Customer (the “Terminating Party”) may terminate this Agreement (subject to Clauses 23.25, 23.26, 23.27 and 24) immediately by Notice to the other Party if:
(A)	other than in respect of a Contested Claim, any procedure is commenced with a view to the winding-up or re-organisation (other than for the purpose of a solvent amalgamation or reconstruction to which the Terminating Party has consented) of the other Party or, in the case of termination by Customer only, the Guarantor;

(B)	other than in respect of a Contested Claim, any procedure is commenced with a view to the appointment of an administrator, receiver, administrative receiver or trustee in bankruptcy in relation to the other Party or, in the case of termination by Customer only, the Guarantor or all or a substantial part of the assets of such other Party or the Guarantor (as applicable);

(C)	an administrator, liquidator, receiver, administrative receiver or trustee in bankruptcy is appointed in relation to the other Party or, in the case of termination by Customer only, the Guarantor or all or a substantial part of the assets of such other Party or the Guarantor (as applicable);

(D)	in respect of a security interest over all or substantially all of the assets of the other Party or, in the case of termination by Customer only, the Guarantor, any procedure (other than in respect of a Contested Claim), is commenced to enforce that security by the holder;

(E)	all or substantially all of the assets of the other Party or, in the case of termination by Customer only, the Guarantor are subject to attachment, sequestration, execution or any similar process;

(F)	the other Party or, in the case of termination by Customer only, the Guarantor is or is deemed to be unable to pay its debts (within the meaning of section 123(1) and (2) of the Insolvency Act 1986) as they fall due or enters into a composition or arrangement with its creditors generally or any class of them;

(G)	the other Party’s or the Guarantor’s directors take any steps to obtain a moratorium; or
anything analogous to any of the events described in Clauses 23.16(A) to (G) (inclusive) occurs in any jurisdiction.
Termination arising from an Event of Force Majeure
23.17	Customer shall have the right to terminate the provision of the Services that are directly affected by the Event of Force Majeure to the Service Recipient(s) directly affected by the Event of Force Majeure in accordance with Clause 39.5 or 39.6 (as applicable) (and any Affected Services in accordance with the principles described in Clause 23.3)
Termination arising from Mandatory Change
23.18	Customer shall have the right to terminate Services that are directly affected by the Mandatory Change to the Service Recipient(s) directly affected by the Mandatory Change in accordance with Clause 20.4 (and any Affected Services in accordance with the principles described in Clause 23.3).
Termination arising from Tax
23.19	Customer shall have the right to terminate this Agreement in accordance with Clause 35.3.
Termination following Benchmarking
23.20	Customer shall have the rights of termination with respect to certain Services and/or the Agreement (as applicable) identified in Schedule 11 (Benchmarking).

Further Customer Termination Rights
23.21	Customer shall have the right to terminate this Agreement or partially terminate this Agreement in accordance with Clause 23.2 and 23.3 (subject to Clauses 23.25, 23.26, 23.27 and 24) by Notice to Supplier with immediate effect if:
(A)	Supplier is in material breach (excluding any breach giving rise to Customer’s termination rights pursuant to Clauses 23.5 to 23.9 (inclusive)) in respect of this Agreement, which causes Customer or any member of the Customer Group to suffer material adverse consequences, and such material breach is not capable of remedy or (if it is) has not been remedied within thirty (30) days of receipt by Supplier of Notice from Customer requiring such remedy;

(B)	Supplier is in persistent breach (excluding any breach giving rise to Customer’s termination rights pursuant to Clauses 23.5 to 23.11 (inclusive)) of this Agreement, which has a material adverse effect on Customer or any Service Recipient, and such persistent breach is not capable of remedy or (if it is) has not been remedied within thirty (30) days of receipt by Supplier of Notice from Customer requiring such remedy;

(C)	without prejudice to Clause 23.21(A), Customer’s reputation has been materially damaged following a material breach of Supplier, any Sub-Contractor or any Supplier Personnel in respect of this Agreement, and such material breach is not capable of remedy or (if it is) has not been remedied within thirty (30) days of receipt by Supplier of Notice from Customer requiring such remedy;

(D)	there is a change of Control of Guarantor, or Supplier or any other member of the Supplier Group providing the Services (each a “Supplier Group Member”), or the Guarantor sells all or a substantial part of its business or assets (whether or not including the Supplier or any other member of the Supplier Group providing the Services) providing the Services, or the Supplier or any other member of the Supplier Group sells all or a substantial part of the assets used to provide the Services (such assets being referred to in this Clause as the “Supplier Assets”) (each a “Trigger Event”), provided that Customer shall only be entitled to exercise its rights under this Clause 23.21(D) if it serves Supplier with a written notice (the “Customer Notice”) (to be provided no later than ninety (90) days from the date of receipt of a notice from the Guarantor or the Supplier which sets out (in reasonable detail) details of the relevant Trigger Event, and provided further that the Guarantor and/or the Supplier has not provided to the Customer, or procured for the Customer, assurances, evidence, guarantees or undertakings (to the Customer’s reasonable satisfaction) within a further period of sixty (60) days after the date of the Customer Notice that:
(i)	a competitor of any then current Service Recipient that is also a member of the Customer Group has not assumed Control of the Guarantor, the Supplier, relevant Supplier Group Member(s) or Supplier Assets (as the case may be);

(ii)	the senior management team responsible for the supply of the Services following the Trigger Event are appropriately skilled and qualified;

(iii)	there will be, for the reasonably foreseeable future, material continuity of the material infrastructure which was used in the supply of the Services in the twelve (12) months prior to the Trigger Event;

(iv)	Supplier and each person who has assumed control of the Guarantor, Supplier, relevant Supplier Group Member(s) and/or Supplier’s Assets (as the case may be) is and (will remain for the Term) committed to comply with all obligations of Supplier under this Agreement for the remainder of the Term;

(v)	the Trigger Event will not result in a material deterioration or material degradation in the standard of supply of Services, or the performance of the Supplier’s obligations under this Agreement;

(vi)	the Trigger Event will not result in any material damage to the reputation or goodwill of any member of the Customer Group, or any then current Service Recipient;

(vii)	the Trigger Event will not result in any adverse action being taken by any Regulator (including any investigation), or any adverse ruling being given by any Regulator with respect to damage to any member of the Customer Group or any then current Service Recipient;

(viii)	the Trigger Event will not result in the Customer Group or any then current Service Recipient being non-compliant with any Applicable Law or any part of such member of the Customer Group or Service Recipient;

(x)	each person who has assumed Control of the Guarantor, Supplier, Supplier Group Member(s) and/or Supplier Assets (as the case may be) is not a person who is making any material legal claim or has commenced any material legal proceedings against a member of the Customer Group or is a person against whom a member of the Customer Group is making a material legal claim or has commenced any material proceedings;

(ix)	the Trigger Event will not have any material adverse effect on the financial position or credit standing of the Guarantor or the Supplier Group; and

(xii)	the Supplier Guarantee remains in full force and effect;
provided that this right of termination shall not apply to a transfer of any Supplier Group Member and/or any Supplier Assets as part of a solvent group re-organisation from the Guarantor or a wholly owned subsidiary of Guarantor to the Guarantor or another such wholly owned subsidiary of the Guarantor (as applicable) in circumstances in which the Supplier Guarantee will continue in full force and effect.
(E)	Supplier ceases wholly or substantially to carry on its business;

(F)	the following occurs:
(i)	the Travel Unit of the UK Foreign and Commonwealth Office (or its successors) advises against all travel to the territory in which any site from where any of the Services or any project work (including projects relating to Transition and Transformation) are located and such advice remains in place for a consecutive period of ninety (90) days or more;

(ii)	this results in Customer staff being prevented or restricted (including, due to Customer Group travel policies) from travelling to that territory;

(iii)	this is having a material detrimental impact on the ability of Customer or any member of the Customer Group to operate its business or to receive the Services; and

(iv)	the Supplier has had the opportunity to make a proposal to Customer for addressing the implications of such advice and Customer has given any such proposal its reasonable consideration. Customer shall only be required to accept such a proposal (and in such circumstance will not exercise its rights of termination) where in Customer’s reasonable opinion the adoption of such proposals will not materially prejudice Customer or any Service Recipient.
(G)	following material breach in respect of this Agreement by the Supplier, Customer or any other Service Recipient is non-compliant or in breach of Applicable Law such non-compliance or breach having (in Customer’s reasonable opinion) material adverse effect on any member of the Customer Group (or any part of it) and such breach is not capable of remedy or (if it is) has not been remedied within thirty (30) days of receipt by Supplier of Notice from Customer requiring such remedy;

(H)	subject to Clause 23.28, Customer (or a member of Customer Group or any other Service Recipient) is required to do so by the lawful direction of a Regulator or a competent court or by Applicable Law;

(I)	Supplier is not permitted under Applicable Law (other than where such non-permission has been or is caused by an Event of Force Majeure or a breach by any member of Customer Group or any Service Recipient) to deliver the Services (or any part thereof) and it has not within thirty (30) days of such Applicable Law taking effect, made its provision of the relevant services compliant with Applicable Law; and

(J)	following a breach by Supplier, any Sub-Contractor or any Supplier Personnel in respect of this Agreement, an investigation is carried out, proceedings are brought or a sanction is imposed by a Regulator against any member of Supplier Group or any member of Customer Group, which has or is reasonably likely (in Customer’s reasonable opinion) to have a material adverse consequence on the relevant member of Supplier Group, or, as the case may be, Customer Group.
Supplier’s Termination Rights
23.22	Supplier may terminate this Agreement (subject to Clauses 23.25, 23.26, 23.27 and 24) by Notice to Customer with immediate effect if:
(A)	Customer has failed to pay any invoiced amounts where such invoiced amounts are:
(i)	due and payable in accordance with the provisions of Schedule 4 (Pricing, Invoicing and Payment) (including where such sums have become due and payable because they are no longer the subject of any dispute by Customer in good faith but excluding any sums which are properly disputed in accordance with the provisions of Schedule 4 (Pricing, Invoicing and Payment)); and

(ii)	overdue for a period of at least thirty (30) Business Days,
provided that no such notice of termination shall take effect where Customer has remedied such non-payment within thirty (30) Business Days of such Notice being received by it; or
(B)	Customer is in material breach in respect of this Agreement, which causes Supplier or any member of Supplier Group to suffer material adverse consequences, and such material breach is not capable of remedy, or (if it is) has not been remedied within thirty (30) days of receipt by Customer of Notice from Supplier requiring such remedy.
23.23	In the event of termination of the Agreement pursuant to Clause 23.22, Customer shall pay to Supplier the Termination Fee by way of compensation in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment).
Departing Entities, Departing Businesses and Termination
23.24	Without prejudice to the rights and obligations of the Parties pursuant to Clause 24 (Exit and Service Transfer), Schedule 8 (Forecasting and Capacity Planning) and Schedule 11 (Exit Management), in the event that:
(A)	any Service Recipient is identified by Customer as no longer being a recipient of the Services (a “Departing Entity”); or

(B)	any Service Recipient disposes of a business by way of (i) a transfer of assets of that business or (ii) the disposal of shares of a company carrying on that business (in each case, other than to another Service Recipient) (a “Departing Business”), then Customer shall have the option to:
(C)	subject to Clause 23.15, terminate the Services supplied under this Agreement solely to the extent they are supplied to or are in respect of such Departing Entity or Departing Business; or

(D)	without prejudice to Customer’s obligation to meet the Minimum Commitment Level and without prejudice to Supplier’s rights under Clause 1.5, require that Supplier enters into a direct agreement with that Departing Entity, Departing Business, or in the case of a transfer of assets of the relevant business, the transferee of the Departing Business on terms that are substantially the same as the terms of this Agreement to the extent it relates to that Departing Entity or that Departing Business (as the case may be). Supplier shall execute at Customer’s expense all such documents and take all such other actions as Customer may reasonably request to procure such direct agreement. The effect of such agreement shall be that the Services the subject of the direct agreement shall continue to be supplied by Supplier to each Departing Entity or transferee of a Departing Business (as the case may be) for a period that is the lesser of twelve (12) months from the date of such direct agreement and the unexpired portion of the Term (unless otherwise agreed by the relevant parties) but the contract in respect of such Services shall be between Supplier and that Departing Entity, Departing Business, or in the case of a transfer of assets of the relevant business, the transferee of the Departing Business Departing Entity (as the case may be). Customer shall be responsible for procuring that all charges and expenses in respect of all Services that are the subject of the direct agreement are paid to Supplier. In the event that the provision of the Services to any Departing Entity and/or transferee of a Departing Business results in, will result in or is reasonably likely to result in additional costs to Supplier, such costs shall be borne by Customer, provided that such costs are agreed by the Parties through the Change Control Procedure in advance.
General
23.25	Termination or expiry of this Agreement or the removal of a Service shall be without prejudice to the rights of the Parties accrued prior to such termination, expiry or removal.
23.26	Termination or expiry of this Agreement shall be without prejudice to any provision which expressly or by implication is intended to survive termination or expiry, including the provisions of:
(A)	Clauses: 4.13 (Step-in Costs); 6.2 (Customer Authority and Supplier Authority) 23.25 to 23.27 (inclusive) (Termination — General); 24 (Exit and Service

Transfer); 27.4 and 27.5 (Sub-Contractors); 29.2 and 29.3 (Human Resources) 30.10, 30.15 and 30.22 to 30.27 (inclusive) (Intellectual Property); 31 (Confidentiality); 32 (Records, Audit and Compliance); 33 (Data Protection); 34 (Limitation of Liability); 35 (Tax); 37 (Notices); 40 (Announcements and Publicity); 44 (Remedies and Waivers); 45 (Entire Agreement); 47 (Dispute Resolution); 48 (Liquidated Damages); 49 (Costs and Expenses); 51 (Third Party Rights and Rights of Service Recipients); 52 (Agent for Service); 53 (Interpretation); and 54 (Governing Law); and
(B)	Schedule 1 (Definitions); paragraph 18.2 of Schedule 3 (Service Levels and Service Credits); paragraphs 4.3, 4.6, 4.7, 7.11, 7.15, 10.4, 10.5 and 11 of Schedule 4 (Pricing, Invoicing and Payment); and paragraph 10.6 of Schedule 12 (Exit Management).
23.27	Termination Fees shall be payable by Customer by way of compensation in connection with the termination of this Agreement (in whole or in part) pursuant to Clauses 23.12 (Termination for Convenience), 23.19 (Termination arising from Tax), 23.21(H) (Further Customer Termination Rights — Regulator, competent court or Applicable Law), 23.22 (Supplier’s Termination Rights) and 39.5 (Force Majeure) in accordance with the applicable provisions of Schedule 4 (Pricing, Invoicing and Payment). Except as provided in Schedule 4 (Pricing, Invoicing and Payment), no Termination Fee will be due or payable by any member of Customer Group to Supplier.
23.28	If Customer is required to exercise its rights of termination under Clause 23.21(H), to the extent permitted by Applicable Law the Parties will discuss in good faith the impact of the requirement or direction of the Regulator or competent court to see if the effect can be mitigated and the Services can be performed in any manner including from another jurisdiction which will be reasonably acceptable to the Regulator or the competent court which required Customer and/or the member of Customer Group to terminate this Agreement.
24.	EXIT AND SERVICE TRANSFER
24.1	The term “Exit Services” means the services, matters and obligations to be provided, carried out or performed by Supplier described in Schedule 12 (Exit Management).
24.2	On:
(A)	termination of this Agreement;

(B)	the partial termination of this Agreement (including in respect of each Departing Entity pursuant to Clause 23.24(C));

(C)	the removal of a Service or Services from the scope of this Agreement in accordance with the terms of this Agreement (including pursuant to Clause 23.24(D)); and

(D)	expiry of this Agreement,

(in each case, as applicable), Supplier shall continue to supply the Exit Services at Customer’s request for a maximum of twenty-four (24) months (the exact period being determined by Customer in its absolute discretion following consultation with Supplier) (the “Exit Period”), provided that the Exit Period in respect of expiry of this Agreement shall commence twelve (12) months prior to the expiry of the Agreement and shall last for a period of at least twelve (12) months and at Customer’s discretion may last for twelve (12) months after the expiry of the Agreement. Subject to Clause 24.3 each of such terminated or removed Services shall be supplied on the same terms as the equivalent Services (including as to Service Levels, Service Credits and Charges) and this Agreement shall continue in full force and effect for any Exit Period, and each of the Exit Services shall be deemed to be Services for that purpose. Without prejudice to any claim Supplier may have for damages or any other remedy under any Applicable Law or this Agreement and subject to Clause 24.3, each of the Exit Services shall be provided at no additional cost to Customer and the only payments required for such services shall be the Charges payable pursuant to this Agreement.
24.3	Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 12 (Exit Management).
24.4	Supplier shall, at Customer’s request, provide all reasonable assistance to Customer during the Exit Period, including in relation to any tenders released by Customer connected with or in relation to the Services and (subject to and conditional upon any such engaged third party at the request of Supplier first entering into a confidentiality agreement directly with Supplier (and any members of the Supplier Group identified by the Supplier) on terms equivalent to those set out in Clause 31) shall co-operate with all reasonable requests for information which are received from Customer or any third parties engaged by Customer in relation thereto, to the extent such requested information relates to the Services. Customer shall bear any reasonable and additional costs and expenses directly incurred by Supplier in relation to the provision of such assistance, provided that such costs and expenses arise as a result of additional resources engaged by Supplier in relation to such assistance. Customer acknowledges that Supplier shall not be obliged under this Clause 24.4 to provide any Confidential Information relating to the Charges and/or any financial information relating to the costings, margins or other internal financial data of any member of Supplier Group and/or any Sub-Contractors.

25.	BUSINESS CONTINUITY AND DISASTER RECOVERY
Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 15 (Business Continuity, Disaster Recovery and Incident Management).

26.	BENCHMARKING
Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 11 (Benchmarking).

27.	SUB-CONTRACTORS
General provisions and appointment of Sub-Contractors
27.1	In performing its obligations under this Agreement, Supplier shall act as prime contractor at all times.

27.2	Supplier may sub-contract the performance of its obligations in respect of any part (but not the whole) of the Services provided that:
(A)	all Sub-Contractors (or proposed Sub-Contractors) and their employees shall be capable of performing and (where applicable) suitably qualified to perform the Services which Supplier proposes to sub-contract; and

(B)	Customer has given its prior written consent to such sub-contracting and to the identity of the person to which Supplier wishes to sub-contract (such consent not to be unreasonably withheld or delayed), except where the Sub-Contractor is a member of Supplier Group or an Incumbent Service Provider, in which case Supplier shall not be required or obliged under this Agreement to have obtained Customer’s prior written consent.
27.3	In Notifying Customer of its desire to sub-contract any of the Services, Supplier shall provide all information reasonably requested by Customer (including details of the activities to be performed by the proposed Sub-Contractor and their identity (together with references)).
27.4	Supplier shall not be relieved of any of its obligations under this Agreement by entering into any sub-contract with any Sub-Contractor for the performance of any part of the Services and without prejudice to Customer’s obligation to pay the Charges or any other sum under the express terms of this Agreement all costs and expenses involved in the appointment, supervision and management of any Sub-Contractor shall be borne by Supplier. Supplier shall be liable to Customer and every other Service Recipient in respect of all acts or omissions of any Sub-Contractors for which, if such acts or omissions were of Supplier, Supplier would be liable to Customer and/or any other Service Recipient(s) whether for breach of this Agreement, in tort (including negligence), in breach of a statutory duty or otherwise. Without prejudice to the Customer’s obligation to pay the Charges or any other sums under the express terms of this Agreement, Supplier will be solely responsible for coordinating with any Sub-Contractors, at no additional cost to Customer or any other Service Recipient, and neither Customer nor any other Service Recipient shall have any obligation under the terms of any sub-contract or otherwise to any person in relation to any sub-contract to the extent such sub-contract is between the Sub-Contractor and any member of Supplier Group.
27.5	Supplier acknowledges and agrees that any default of any Sub-Contractor shall not constitute an Event of Force Majeure nor shall it excuse in any way Supplier from the performance of its obligations under this Agreement unless the Sub-Contractor’s default is itself caused by or arises from an Event of Force Majeure in which case the Supplier, in accordance with Clause 39, may be excused from the performance of the relevant obligations under this Agreement.
Removal of Sub-Contractors
27.6	Without prejudice to any other term of this Agreement, in the event that any Sub-Contractor (or any Affiliate of that Sub-Contractor), during the term of its sub-contract with Supplier:
(A)	makes any material legal claim or commences any material legal proceedings against a member of Customer Group;

(B)	becomes a person against whom a member of Customer Group makes any material legal claim or commences any material legal proceedings;

(C)	causes or materially contributes to a material breach of Supplier’s obligations under this Agreement;
Customer shall, acting reasonably, have the right to Notify Supplier of the same and request that such Sub-Contractor ceases to be a Sub-Contractor. As soon as reasonably practicable after the receipt of any such notice, Supplier shall procure that such Sub-Contractor ceases to exercise any rights, or undertake any obligations, of Supplier under this Agreement (and shall Notify Customer of the same) provided that Customer, upon Supplier’s request and to the extent permitted by Applicable Law and subject to any obligations of confidentiality owed by Customer or any Service Recipient, provides in writing details of the material legal claim or material breach giving rise to such reasonable action.
Sub-contracting arrangements
27.7	Subject to Clause 27.8, Supplier in its capacity as prime contractor shall sign an agreement with each Sub-Contractor for the provision and/or supply of services required for Supplier’s provision of the Services hereunder to Customer, the terms of such agreement to include: (i) an undertaking by the Sub-Contractor to comply with confidentiality provisions substantially similar to the confidentiality provisions of this Agreement and (ii) provisions that procure the assignment of all IPR in Bespoke Innovations and Developed Materials (to the extent that such IPR is assigned to Customer under this Agreement) to Customer or a member of Supplier Group (at the discretion of Supplier).
27.8	No Major Sub-Contractor shall be permitted to sub-contract further the performance of the whole or any part of the Service sub-contracted to it without Supplier having obtained the prior written consent of Customer, such consent not to be unreasonably withheld, and then shall only sub-contract in compliance with the terms of such consent (if any). In the event that a sub-contractor engaged by a Sub-Contractor is either a member of Supplier Group or an Incumbent Service Provider, then Supplier shall not be required or obliged under this Agreement to have obtained Customer’s prior written consent.

Customer Group suppliers
27.9	Supplier shall, at Customer’s reasonable request, use all reasonable endeavours to try to use every appropriately experienced qualified and appropriately trained third party supplier identified by Customer and familiar with the requirements of Customer Group in connection with this Agreement and the provision of services similar to the Services for the purposes of enabling or assisting Supplier to perform its obligations under this Agreement as a Sub-Contractor, provided that Supplier shall be relieved from this obligation to the extent that (i) Supplier can demonstrate to Customer’s reasonable satisfaction grounds for refusing to use any such third party supplier and/or (ii) such third party supplier fails to comply with the terms of the sub-contract to which it is a party and/or causes or contributes to a material or persistent breach of Supplier’s obligations under this Agreement.
28. SUPPLIER PERSONNEL
28.1	Supplier shall ensure that all Supplier Personnel shall at all times uphold the good name and reputation of each Service Recipient and that of its products and services, and act in a manner commensurate with that good name and reputation.
29. HUMAN RESOURCES
29.1	Each Party shall comply with its obligations, and shall have the rights provided to it, as set out in Schedule 5 (Human Resources).
29.2	Supplier agrees that during the Term and for the period of twelve (12) months thereafter, it shall not and shall procure that other members of Supplier Group shall not, directly or indirectly, solicit for employment or engagement any Customer Personnel.
29.3	Subject to Schedule 12 (Exit Management), Customer agrees that during the Term and for the period of twelve (12) months thereafter, it shall not and shall procure that other members of Customer Group shall not directly or indirectly solicit for employment or engagement any Supplier Personnel.
30. INTELLECTUAL PROPERTY
Ownership of IPR
30.1	Save as otherwise expressly set out in this Agreement or as otherwise agreed in writing by the Parties, neither Party nor any Sub-Contractor shall receive any right, title or interest in respect of the IPR owned or controlled by the other Party or their respective Groups. Notwithstanding the foregoing but subject to any agreement between the Parties to the contrary all IPR belonging to Supplier, any other member of Supplier Group and/or any Sub-Contractor prior to the date of this Agreement will remain vested in such Party.

Developed Materials
30.2	Other than in respect of any Supplier Background IPR and/or Third Party IPR, Supplier hereby agrees to assign and (in respect of copyright and database rights owned by Supplier arising in the future) hereby assigns, and (in relation to any IPR owned by a member of Supplier Group or Sub-Contractor) to procure the assignment of, the whole legal and beneficial interest in all the IPRs in any Developed Materials to Customer, at no additional charge.
30.3	Supplier shall, upon request by Customer from time to time, procure the delivery to Customer or its nominee of copies of all Developed Materials (including any enhancements or modifications thereto).
Customer Data
30.4	Supplier shall not be entitled to use and undertakes that it will not use Customer Data for any purpose other than to the extent necessary to provide the Services and/or to perform its other obligations under this Agreement. Supplier acknowledges that Customer Data (and any IPR subsisting therein) is proprietary to Customer Group (or the relevant Service Recipient, as the case may be) and constitutes Confidential Information of Customer Group (or the relevant Service Recipient, as the case may be).
30.5	Without prejudice to Clause 30.4 and save where expressly permitted otherwise by Customer and/or any Service Recipient in writing, Supplier undertakes to process and store, and procure the process and storage of, all Customer Data on the Equipment:
(A)	in a manner which enables it to be readily identifiable as proprietary to Customer or any other relevant Service Recipient; and
(B)	separately from data which is proprietary to Supplier and/or any other third party.
30.6	Supplier shall provide Customer with access to any Customer Data in the possession or control of Supplier (or any of its Sub-Contractors) as soon as reasonably practicable following Customer’s written request.
30.7	In the event that any Customer Data is either lost or sufficiently corrupted or degraded so as to be unusable as a result of any breach by Supplier of this Agreement, Supplier shall, without prejudice to the other rights and remedies of Customer Group, at its own expense, provide all services and assistance as Customer shall reasonably require to effect a reconstruction of the relevant data. In the event that any Customer Data is either lost or sufficiently corrupted or degraded so as to be unusable as a result of any other cause, Supplier shall provide the aforementioned assistance at Customer’s request, provided that Customer reimburses Supplier its reasonable and direct costs in providing such assistance.

Licence of Customer IPR
30.8	Customer hereby grants (and shall procure the grant of) to Supplier, or any member of Supplier Group, or any Sub-Contractor providing Services under this Agreement a royalty-free, non-exclusive and non-transferable licence for the Term to use the Customer Trade Marks solely for the Permitted Use (and for no other purpose) and in accordance with the Use Guidelines.
30.9	Supplier undertakes that neither it nor any member of Supplier Group shall commit or omit to do any act or pursue any course of conduct or cause, authorise or assist any other person to do anything in breach of this Agreement which, without prejudice to its rights under Clause 30.23 or Clause 21.3(D):
(A)	brings any Customer Trade Mark into disrepute;
(B)	prejudices the validity or enforceability of, or Customer’s ownership of any rights in and to, the Customer Trade Marks;
(C)	distorts or damages the goodwill, reputation or image attaching to or associated with the Customer Trade Marks; or
(D)	causes any Customer Trade Mark to lose its distinctiveness or mislead the public.
30.10	Supplier undertakes that neither it nor any member of Supplier Group shall anywhere in the world during the Term and for a period of five (5) years thereafter file or authorise others to file any trade mark applications in relation to, or otherwise make any claim to or seek to (or authorise others to) acquire any rights in any of the Customer Trade Marks or any name or mark which includes any of the Customer Trade Marks or any name or mark which is similar or substantially similar to or so nearly resembling any of the Customer Trade Marks as might reasonably cause deception or confusion. The provisions of this Clause 30.10 shall survive any expiry or termination of this Agreement.
30.11	If any goodwill or proprietary right in relation to the Customer Trade Marks vests in any member of Supplier Group or its Sub-Contractors, immediately upon becoming aware of the vesting of such goodwill or right, Supplier shall assign, or shall procure the assignment of, such goodwill or right to the relevant member of Customer Group.
30.12	Customer hereby grants (and shall procure the grant of) a royalty-free, non-transferable and non-exclusive licence for the Term of all Customer Materials owned by Customer or any member of Customer Group or any Service Recipient to Supplier, any member of Supplier Group and any Sub-Contractor to the extent necessary for the provision of the Services and the performance of Supplier’s obligations under this Agreement.
Licences of Supplier Background IPR
30.13	In respect of any of the Developed Materials and/or Bespoke Innovations that incorporate, integrate or use Supplier Background IPR or where Supplier Background

IPR is needed to use the Developed Materials or Bespoke Innovations, Supplier hereby grants (and shall procure the grant of) a royalty-free, perpetual, irrevocable (save as set out in Clause 30.16) transferable and non-exclusive licence (with the right to sub-license) to use, modify and copy such Supplier Background IPR (to include in respect of Developed Materials and Bespoke Innovations, the Source Code and in respect of Developed Materials, Bespoke Innovations and Supplier Software, the object code to such software and any improvements and modifications thereto) to Customer for itself and for the benefit of any Service Recipient and any Successor Service Provider.
30.14	Supplier hereby grants (and shall procure the grant of) a royalty-free, irrevocable (save as set out in Clause 23.22), non transferable and non-exclusive licence (with the right to sub-license) for the Term of all Supplier Background IPR:
(A)	to Customer and all other Service Recipients, solely for the purpose of and to the extent necessary for the relevant person to receive and use the Services in accordance with the terms of this Agreement; and

(B)	to Customer and all other Service Recipients and any Successor Service Provider, solely for the purpose of and to the extent necessary for the transition to, and the provision, receipt and use of, services similar to and replacing the Services and services that are integrated, or are in the process of being integrated, with the Services and on the terms specified in Clause 30.15.
30.15	Where, in each case, Customer, any other Service Recipient or any Successor Service Provider requires a further licence of Supplier Background IPR after the Term, Supplier shall grant (or shall procure the grant of) a licence to Customer, each such Service Recipient and any Successor Service Provider on reasonable commercial terms to be agreed by the Parties.
30.16	Subject to Clause 30.15, the Parties agree as follows:
(A)	each licence granted by Supplier pursuant to Clause 30 shall authorise Customer to sub-license the rights granted to it to any Service Recipient and any other third party (including for the avoidance of doubt any Successor Service Provider) provided that the sub-licence only authorises the Service Recipient and third party to use the Supplier Background IPR for the benefit and internal purposes of Customer and/or any other Service Recipient;

(B)	the Customer may copy the Supplier Background IPR in order to create an archival copy and a back-up copy of it. When copying any software, Customer shall include the original machine readable copyright notice, and a label affixed to the media identifying the software and stating: “This medium contains an authorised copy of copyrighted software which is the property of [name of owner]”;

(C)	at any time following termination or expiry of this Agreement, Supplier or the relevant third party licensor may terminate a licence granted under this Clause 30 within thirty (30) days notice in writing if the Supplier Background IPR is used for any purpose not expressly permitted by this Clause 30, provided that Customer has not ceased such use within that 30 day notice period;
(D)	when a licence granted under this Clause 30 ends for whatever reason, Customer shall:
(i)	immediately cease all use of the Supplier Background IPR;

(ii)	return or destroy the Supplier Background IPR;

(iii)	provide Supplier or the third party licensor with a written notice signed and otherwise completed by an authorised signatory, to certify compliance with the provisions of this Clause 30.16(D).
30.17	On a six (6) monthly basis during the Term and at such other times as is reasonably requested by Customer, Supplier shall review with Customer the Supplier Software used by or on behalf of Supplier in providing the Services.
Licence of Third Party IPR
30.18	To the extent that Third Party IPR is used in the provision of the Services (excluding any IPR in Customer Materials licensed to Supplier pursuant to Clause 30.12), Supplier shall procure the grant of a licence on terms agreed by Customer pursuant to Clause 30.20(B) or where such terms are not agreed on a royalty- free, non-transferable, non-exclusive basis for the Term and to the extent necessary of all such Third Party IPR solely for the purpose of and to the extent necessary for:
(A)	in respect of Customer and Service Recipients, the receipt and use of the Services; and

(B)	in respect of Customer, any Service Recipients and any Successor Service Provider, the transition to, and the provision of, receipt and use of, services replacing the Services and services that are integrated, or are in the process of being integrated, with the Services.
30.19	Subject to Clause 30.20, where Third Party IPR is integrated or used in the Developed Materials and/or Bespoke Innovations or where Third Party IPR is needed to use the Developed Materials and/or Bespoke Innovations, Supplier shall procure a perpetual, non-exclusive and on such other terms as agreed by Customer, acting reasonably, licence of all Third Party IPR to the extent necessary for Customer, any Service Recipient and any Successor Service Provider to be able to use the Developed Materials and/or Bespoke Innovations.
Approval of the use of proprietary IPR by Customer
30.20	If the Supplier proposes at any time after the date of this Agreement that Supplier Background IPR and Third Party IPR is to be incorporated, integrated or used within or in connection with any of the Developed Materials or Bespoke Innovations, Supplier shall prior to it first using, integrating or implementing such IPR:
(A)	notify Customer of that fact and provide all details reasonably necessary for Customer to ascertain the importance and/or relevance of such IPR, together with details of any alternatives available to it (if any); and

(B)	obtain Customer’s consent, such consent not to be unreasonably withheld or delayed, prior to implementing, integrating or utilising any Supplier Background IPR or Third Party IPR in the Developed Materials or Bespoke Innovations.
Software Escrow
30.21	Upon request by Customer, at Customer’s cost:
(A)	the Parties shall enter into an Escrow Agreement with the National Computer Centre Limited (the “Escrow Agent”) in respect of the Source Code relating to any item of Supplier Software owned by Supplier or any member of Supplier Group and used in relation to the Services; and

(B)	Supplier shall procure that a copy of the Source Code relating to that Supplier Software (together with all upgrades, enhancements and modifications thereto) requested from time to time by Customer is deposited with the Escrow Agent in accordance with such Escrow Agreement.
Intellectual Property Indemnities
30.22	Subject to Clauses 30.24, 30.25 and 30.26, Supplier shall indemnify and keep Customer and all other Service Recipients fully and effectively indemnified in connection with any claim of alleged or actual infringement of any Third Party IPR arising out of or in connection with Customer’s and/or every other Service Recipient’s receipt and/or use of the Services in accordance with this Agreement.

30.23	Subject to Clauses 30.24 and 30.27, Customer shall indemnify and keep Supplier and all other members of Supplier Group fully and effectively indemnified in connection with any claim of alleged or actual infringement of any Third Party IPR arising out of or in connection with Supplier’s use, and/or use by every other member of the Supplier Group, of any Customer IPR in accordance with this Agreement.

30.24	The indemnified Party shall give to the indemnifying Party prompt Notice of any claim the subject of an indemnity set out Clause 30.22 or 30.23 of which it becomes aware and the indemnifying Party shall at its own cost take all reasonable steps to defend such claim, and have conduct of any litigation which may ensue and all negotiations for a settlement of such claim (provided that the indemnifying Party will consult in good faith with the indemnified Party on an ongoing basis in respect of such claim, and shall take into account the reasonable commercial interests of the indemnified Party in connection therewith). The indemnified Party shall give the indemnifying Party all reasonable assistance, at the indemnifying Party’s request and expense, in connection with any such claim. The indemnified Party agrees not to make any admission or take any other action, which might be prejudicial thereto without the prior consent of indemnifying Party (such consent not to be unreasonably withheld or delayed).
30.25	If any claim the subject of the indemnity at Clause 30.22 prevents or may prevent Customer or any Service Recipient or any Successor Service Provider from receiving the benefit of any of the Services or making use of any IPR as envisaged in this Clause 30, or if the receipt or use (or reasonably envisaged receipt or use) of the Services or any part thereof is likely to constitute an infringement, Supplier shall, without prejudice to Customer’s other rights and remedies, promptly at its own cost and expense either:
(A)	use all reasonable efforts to procure for Customer, and any other Service Recipient the right to continue to use the relevant part or parts of the Services; or
(B)	to the extent reasonably practicable replace or modify the relevant part or parts of the Services so that it becomes non-infringing, provided that any replacement or modification will be carried out promptly with minimal disruption to the provision and receipt of the Services and to Customer’s reasonable satisfaction, and provided further Supplier shall remain bound by its obligations under this Agreement in respect of that Service, including in respect of the description and specification of that Service and the relevant Service Levels.
30.26	The indemnity in Clause 30.22 shall not apply to the extent that the claim or infringement has arisen from and Supplier will have no liability for any breach of Clause 21.2(B) to the extent that the breach of such Clause has arisen from:
(A)	any modification or enhancement to the Services and/or the Supplier Background IPR and/or any Third Party IPR made by any member of Customer Group and/or any other Service Recipient and/or any other third party other than any Sub-Contractor engaged by Supplier; or

(B)	the use of the Services and/or any Supplier Background IPR and/or any Third Party IPR with any other materials, services, IPR, equipment, data, or systems not supplied by any member of Supplier Group or any Sub-Contractor, or in any manner inconsistent with the Operations Manual; or

(C)	any breach of this Agreement by Customer and/or any Service Recipient.
30.27	The indemnity in Clause 30.23 shall not apply to the extent that the claim or infringement has arisen from and Customer will have no liability for any breach of Clause 21.3(D) to the extent that the breach of such Clause has arisen from or in respect of:
(A)	any modification or enhancement to Customer IPR made by any member of Supplier Group and/or any Sub-Contractor; or

(B)	the use of any Customer IPR with any other materials, services, IPR, equipment, data or systems not supplied by any member of Customer Group or Service Provider;

(C)	Developed IPR or Bespoke Innovations; or

(D)	any breach of this Agreement by Supplier and/or any member of Supplier Group and/or any Sub-Contractor.
31.	CONFIDENTIALITY
31.1	Each Party shall treat as confidential all Confidential Information and shall not disclose such Confidential Information to any person other than in accordance with this Agreement.
31.2	Neither Party shall use any Confidential Information other than in connection with, and only to the extent necessary for, the performance of its obligations under this Agreement.
31.3	Each Party shall procure that any person to whom Confidential Information is disclosed by it (including pursuant to Clause 31.4 other than 31.4(A) and 31.4(B) where that is not reasonably practicable) is on terms that they keep it confidential in compliance with the restrictions set out in this Clause 31 and as if such person were a party to this Agreement.
31.4	Either Party may subject to the provisions of this Clause 31.4 disclose another’s Confidential Information:
(A)	if and to the extent required by Applicable Law or for the purpose of any judicial proceedings;
(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which that Party is subject (including a Regulator or tax authority) wherever situated, whether or not the requirement for information has the force of law;

(C)	if and to the extent required in referring a dispute for resolution pursuant to Clause 47 (Dispute Resolution);

(D)	to its Affiliates and to its and their professional advisers, auditors and bankers;

(E)	to potential acquirers (and their advisers) of that Party or any Affiliates of that Party, or of the businesses of that Party or its Affiliates (to the extent, in each case, such businesses supply or benefit from a Service), provided that before any such disclosure is made each such potential acquirer has entered into a confidentiality undertaking with respect thereto with the Party whose Confidential Information is to be disclosed. Customer acknowledges that Supplier shall not be obliged under this Clause to provide any Confidential

Information relating to Supplier and/or any other member of Supplier Group including in respect of the Charges and any information relating to the costings, margins or other internal financial data of any member of Supplier Group or any Sub-Contractor;
(F)	if and to the extent the information has come into the public domain through no fault of that Party;

(G)	(in the case of Customer only) to any Service Recipient, to any Customer Personnel or to any third party supplier (including any Successor Service Provider) engaged by Customer or any other Service Recipient in connection with the performance of Customer’s obligations or exercise of Customer’s rights under this Agreement and/or in connection with the receipt of the Services (excluding, in the case of third party suppliers, Confidential Information relating to Supplier and/or any other member of Supplier Group including in respect of the Charges and any information relating to the costings margins or other internal financial data of any members of Supplier Group or any Sub-Contractor) provided that in the case of any person referred to in this Clause other than Customer Group’s officers and employees before any such disclosure is made Customer shall identify the person to whom it wishes to disclose the Confidential Information, and if requested by Supplier shall ensure such third party has entered into a confidentiality agreement with the Supplier on terms equivalent to those set out in this Clause 31, each such confidentiality agreement to provide for reciprocal obligations for preserving confidentiality;

(H)	(in the case of Customer only) to a Successor Service Provider or potential Successor Service Provider as is reasonably necessary to procure replacement services the same as or similar to the services or to provide or receive Exit Services (excluding Confidential Information relating to Supplier and/or any other member of Supplier Group including in respect of the Charges and any information relating to the costings, margins or other internal financial data of any member of Supplier Group or Sub-Contractor) provided that such Successor Service Provider or potential Successor Service Provider has first entered into a confidentiality agreement with respect thereto with Supplier on terms equivalent to those set out in this Clause 31, each such confidentiality agreement to provide for reciprocal obligations for presenting confidentiality before any such disclosure is made; and

(I)	(in the case of Supplier only) to any Sub-Contractor or any Supplier Personnel as is reasonably necessary in connection with the performance of Supplier’s obligations under this Agreement including in connection with the supply of the Services, provided that, in the case of Clauses 31.4(A), (B) and (C) above, the disclosing Party shall promptly Notify the other Party of such requirement (to the extent it is permitted to do so).

31.5	The provisions of this Clause 31 shall take priority over the provisions of any agreements entered into by the Parties prior to the date of this Agreement solely to the extent that any such agreements relate to the non-disclosure by either Party of Confidential Information.
31.6	Notwithstanding the expiry or early termination of this Agreement, the provisions of this Clause 31 shall continue to apply to each Party without limit in time.
32.	RECORDS, AUDIT AND COMPLIANCE
32.1	Supplier acknowledges that Customer shall have such audit rights as required for Customer to be compliant with the Customer Group Audit Policy. Where there are changes to the Customer Group Audit Policy after the date of this Agreement, then Supplier shall comply with all such notified changes within a reasonable period of time after notification of such changes. Where compliance with such changes will reasonably result in increased costs for Supplier, then the parties shall discuss and agree through the Change Control Procedure the reasonable incremental costs of the Supplier in complying with such changes. Such agreed costs shall be borne by the Customer.
Record Keeping
32.2	Supplier shall:
(A)	keep or cause to be kept, and shall procure that each Material Sub-Contractor shall keep or cause to be kept, accurate records relating to the supply of the Services (including records relating to: (i) performance against the Service Levels, the Critical Deliverables and other Deliverables; (ii) information technology and network system validation; (iii) Supplier Personnel; (iv) the Charges; (v) security incidents; (vi) Incident Management; and (vii) any reports in relation to the implementation and performance of the Services required to be produced under this Agreement, including reports prepared pursuant to Schedule 13 (Reports) (“Records”); and

(B)	retain and procure the retention of all Records (in whatever form held, including paper and electronic form) for the longer of: (i) the period of time required by Applicable Law; (ii) the period of time required by any data retention notice issued by any member of Customer Group from time to time subject to the Parties reaching agreement on charges for retention when this exceeds the later of the periods referred to in (i) and (iii); and (iii) seven years following the termination or expiry of this Agreement.
Supplier Internal and External Reviews
32.3	Supplier shall, to the extent such compliance does not or would not breach any duty of confidentiality owed by Supplier to any customer of any member of the Supplier Group or any Sub-Contractor:

(A)	within the first twenty (20) Business Days of the beginning of each calendar year during the Term, inform Customer of all of their proposed internal and external review, audit and testing programmes that in whole or to the extent that they apply to the Services including all audits and reviews:
(i)	relating to International Organisation for Standardisation (“ISO”) compliance;

(ii)	by a regulatory, administrative, supervisory or governmental agency, body or authority; and

(iii)	all reviews and audits that relate to the design and operational effectiveness of controls applicable to the Services,
(a “Regular Review”) and provide details of the proposed scope of the same. Customer shall be permitted to make observations about the proposed Regular Reviews (including as to timing and scope) and Supplier shall take all of Customer’s reasonable observations into account when finalising and carrying out such Regular Reviews;
(B)	inform Customer of all proposed material amendments to a Regular Review (including as to timing and scope) required to be notified to Customer pursuant to Clause 32.3(A). Supplier shall permit Customer the opportunity to make observations about the proposed amendments in advance of them being implemented (and Supplier shall take all of Customer’s reasonable observations into account when implementing any such amendments);
(C)	at Supplier’s own cost and expense, provide to Customer the scope and results (including all reports and conclusions whether or not in writing) of all Regular Reviews; and

(D)	carry out such reviews, audits and tests at Customer’s cost as Customer may reasonably request (including as a follow-up to, or an extension of, a Regular Review) (each a “Customer-instigated Review”). Customer shall bear Supplier’s reasonable costs and expenses directly related and properly incurred in carrying out a Customer-instigated Review.
Audit Rights and SAS-70 Obligations
32.4	Subject to the other terms of this Clause 32, at Customer’s request, Supplier shall grant (or shall procure the grant of) access during Working Hours or at such other times as the Parties shall agree for Customer (or, at Customer’s request, any statutory, regulatory or internal auditors of or engaged by Customer Group or any Regulator (the “Auditors”)) to the Records, the Facilities and Supplier Personnel as Customer may reasonably require solely for the purpose of:
(A)	verifying the accuracy of all invoices supplied to Customer under this Agreement, including the accuracy of the Charges;

(B)	verifying Supplier’s compliance with its obligations under this Agreement (including the accuracy of its reporting, the supply of the Services and the achievement of Critical Deliverables);

(C)	enabling any member of Customer Group to confirm its compliance with Applicable Law (including compliance with its accounting, tax and filing obligations);

(D)	dealing fully with enquiries raised by any Regulator or in relation to any investigation by, or order or direction of a Regulator;

(E)	verifying the design and operational effectiveness of controls applicable to the Services;

(F)	verifying the integrity, confidentiality and security of Customer Data and Confidential Information; and

(G)	verifying the effective management of risks relating to the supply of the Services.
32.5	Pursuant to Clause 32.4, Customer shall have the right to carry out:
(A)	scheduled audits in accordance with the audit plan in accordance with the Customer Group Audit Policy; and

(B)	additional ad hoc audits in relation to the processes relating to the Services, provided that if Supplier reasonably anticipates that it will incur additional costs and expenses due to an increased number of ad hoc audits by Customer (including a need for Supplier to increase the members of its audit team), then Supplier shall Notify Customer of the same and Customer shall bear Supplier’s reasonable additional costs and expenses directly related to and properly incurred in relation to the carrying out of such ad hoc audits.
32.6	Notwithstanding Clause 32.5, each Party will bear its own internal costs and the costs of any third party advisors or auditors utilised by that Party in relation to any audit undertaken in accordance with this Clause 32, but Supplier shall be responsible for the costs of any remedial actions agreed by the Parties to be performed by Supplier.

32.7	Subject to any requirements specified by the Regulator, any audit, investigation or monitoring undertaken in accordance with this Clause 32 will be subject to Customer providing at least twenty (20) Business Days’ notice of any audit it intends to carry out pursuant to these provisions unless such audit is required by Customer for reasons of:
(A)	suspected fraud or other illegal activity by Supplier or its Sub-Contractors or Supplier Personnel;

(B)	non-compliance with the Customer Group’s policies, standards and procedures set out or referred to in Schedule 17 (Policies and Procedures);

(C)	Customer or any Regulator having reasonable grounds to suspect that Supplier is in material breach of its obligations under this Agreement;
in which case Customer shall not be obliged to give any such advance notice.
32.8	Supplier shall not unreasonably withhold its consent to Customer’s conduct of an audit on the date(s) proposed by Customer but reserves the right to withhold its consent as to the date(s) on which:
(A)	the relevant Supplier Personnel are not reasonably available due to their other work-related duties; or

(B)	other audits or regulatory examinations are being conducted.
32.9	Audits shall be conducted in such a manner as to minimise (so far as is practicable) any interference with business activities of any member of Supplier Group or any Sub-Contractor including the performance by Supplier of its obligations under this Agreement.
32.10	Customer shall procure that any Auditor or other authorised representative of Customer or any Service Recipient shall keep confidential the information relating to the Supplier Group and/or any Sub-Contractor (provided that such information may be disclosed in circumstances referred to in Clause 31.4) which comes to its knowledge as a consequence of the audit and, if requested by Supplier, shall ensure that such Auditor or authorised representative enters into a confidentiality undertaking including terms which are substantially similar to Clause 31 prior to undertaking the audit.

32.11	Customer acknowledges that any audits performed pursuant to and/or the exercise of Customer’s rights under this Clause 32 shall not entitle Customer or the Auditors to inspect any data, information or records to the extent that such materials relate to any other customer of any member of Supplier Group or any Sub-Contractor nor to inspect the employment contracts, costings, margins or other internal financial data of any member of Supplier Group or any Sub-Contractor. In addition, Customer shall procure that the Auditors comply with Supplier’s security, safety and other site specific regulations and procedures whilst on the Sites notified to the Auditors. The Auditors shall be escorted at all times by a member of the Supplier Personnel while on the Sites.

32.12	At Customer’s request Supplier shall obtain and deliver to Customer a Type II report and examination prepared in accordance with Statement on Auditing Standards 70 (as amended from time to time) as promulgated by the American Institute of Public Certified Accountants (the “SAS-70 Report”) from a reputable and independent global accounting firm. Subject to the foregoing, the SAS-70 Report shall:

(A)	cover, as a minimum, six months of each year with the start date of each such audit period being (subject to the Parties’ agreeing otherwise) no sooner than 1 April in each year; and

(B)	be based on an examination of all (i) operating environments, (ii) technology, telecommunications and infrastructure networks and systems (and, in each case, related processes), (iii) applications and (iv) data centres of Supplier and each Sub-Contractor that relate to the supply of the Services or the performance of Supplier’s obligations under or in connection with this Agreement.
Customer shall bear the costs of the independent accountant in relation to the SAS-70 Report, provided that such costs are pre-notified by Supplier and agreed by Customers. Supplier will not be obliged to commission such work until Customer’s agreement on costs has been obtained.
32.13	Supplier shall, at its own cost and expense:
(A)	as soon as reasonably practicable following Supplier being aware of the same remedy any control weakness or deficiency in the design or operational effectiveness of controls that resulted in or is likely to result in a qualification of the independent auditors’ opinion of the SAS-70 Report; and

(B)	as soon as reasonably practicable provide Customer with evidence that the control weaknesses and deficiencies referred to in Clause 32.12(A) have been remedied and have been the subject of a successful re-test by Supplier to ensure proper design and operational effectiveness.
Assistance and Provision of Information
32.14	Supplier shall and shall procure that all Major Sub-Contractors shall, co-operate and provide all reasonable assistance to Customer and the Auditors in the exercise of their rights pursuant to this Clause 32 and will provide Customer and the Auditors with such copies of relevant documents and information as they may reasonably request.
32.15	Without prejudice to any other provision of this Clause 32, promptly upon Customer’s request Supplier shall, and shall procure that all Major Sub-Contractors shall, provide to Customer all information in their possession or under their control necessary to assist Customer Group to satisfy Customer Group’s internal and external risk management, compliance, corporate governance and regulatory reporting requirements in accordance with the Customer Group Audit Policy.

32.16	Supplier shall promptly provide Customer with details of all material breaches of, or material non-compliance, with Applicable Law by it or its Sub-Contractors of which it becomes aware and relate to the provision of the Services.

Consequences of Audit
32.17	Where an audit (including any Regular Review or Customer-instigated Review) carried out pursuant to this clause 32 reveals any fraud or breach of this Agreement by Supplier, any fraud by a Sub-Contractor in connection with this Agreement and/or identifies an audit issue according to the Customer Group Audit Policy (each an “Audit Issue”), then, without prejudice to the other rights and remedies of Customer under this Agreement, the Parties shall discuss the Audit Issue(s) and, if appropriate, and to the extent agreed, the Parties shall agree and prepare a plan to address the Audit Issue (the “Audit Remediation Plan”).

32.18	The Audit Remediation Plan shall outline the actions agreed by the Parties that Supplier shall take in order to comply with its obligations under this Agreement and/or required for resolution of the Audit Issue, including an agreed timetable for implementing such actions. Supplier shall be responsible for the costs and expenses of implementing any remedial actions agreed by the Parties in accordance with the Audit Remediation Plan to be performed by the Supplier.

32.19	In the event that the Parties fail to reach an agreement on an Audit Remediation Plan within fifteen (15) Business Days following the relevant audit, either Party shall have the right to escalate the matter in accordance with the procedures specified in Schedule 6 (Governance and Service Management) of this Agreement.
33.	DATA PROTECTION
33.1	Each Party undertakes that in performing its obligations hereunder it shall (and in respect of Supplier, shall procure that the Sub-Contractors shall) comply with the provisions of the Data Protection Act 1998 and all other Applicable Law relating to the processing of personal data only to the extent that the provisions of the Data Protection Act 1998 and all other Applicable Law are applicable to the role of each Party when processing personal data in performance of their respective obligations under this Agreement. Capitalised terms continued in this Clause 33 and not defined in this Agreement shall have the meaning given to them in the Data Protection Act 1998.
33.2	Notwithstanding any other provisions of this Agreement, with respect to the processing of personal data of any Service Recipient (including personal data of any of their respective customers) or any Customer Personnel, the Supplier:
(A)	understands and acknowledges that, to the extent that performance of its obligations hereunder involves or necessitates the processing of such personal data, it shall act only on instructions and directions from the Customer and/or any Service Recipient as set out in this Agreement;
(B)	shall take and implement appropriate technical and organisational security procedures and measures to protect any such personal data processed by it against unauthorised or unlawful processing, accidental loss, destruction or damage; and

(C)	has and will continue to take all reasonable steps to ensure the reliability of any of Supplier Personnel which will have access to personal data processed as part of any provisions of this Agreement.
33.3	Supplier shall, and procure that the Sub-Contractors shall, process any personal data of any Service Recipient (including personal data of any of their respective customers) or any Customer Personnel in accordance with Clause 33.2.
33.4	Any request for Supplier to adhere to any obligations of each Service Recipient under the Data Protection Act 1998 associated with any duties they may have as a Data Controller of personal data shall be as expressly set out in the Agreement. Supplier shall comply with any further reasonable requests by Customer, provided that where such requests are not set out in the Agreement, Customer shall bear Supplier’s reasonable and direct costs incurred as a result of complying with such request of Customer and such costs shall be agreed by the Parties in accordance with the Change Control Procedure, and Supplier shall have a reasonable period within which to comply with such requests.

33.5	If:
(A)	any member of Customer Group located in the European Economic Area (“EEA”) will in the course of receiving the Services have cause to transfer personal data referred to in Clause 33.3 to Supplier or a Sub-Contractor located outside the EEA; or
(B)	Supplier or any Sub-Contractor located in the EEA will, in relation to the supply of the Services by Supplier, have cause to transfer any personal data referred to in Clause 33.3 to any Sub-Contractor located outside of the EEA, then:
(C)	prior to any transfer referred to in Clause 33.5(B), Supplier shall give Customer reasonable prior written notice of such proposed transfer; and

(D)	subject to Clause 33.6 below, upon Customer’s request, Supplier agrees to enter into, and procure that each relevant Sub-Contractor enters into, an agreement with the relevant member of Customer Group on the then current standard contractual clauses for the transfer of personal data from a Data Controller in the EEA to a data processor outside the EEA as approved by the European Commission (or such other relevant authority of the European Union or its constituent member states).
33.6	The Parties agree that where an alternative solution may be available to provide adequacy under Article 25 of Directive 95/46/EC in relation to the country (or a sector thereof) to which the personal data is transferred including Directive 95/46/EC becomes directly applicable in such country then the Supplier may choose to adopt such an alternative solution instead of entering into an agreement as set out in Clause 33.5(D) above.

34.	LIMITATION OF LIABILITY
34.1	Nothing in this Agreement shall exclude or limit the liability of any Party for:
(A)	death and/or personal injury resulting from the negligence of that Party or its directors, officers, employees, contractors or agents; or

(B)	fraud and/or fraudulent misrepresentation.
34.2	Subject to Clause 34.1, Clause 34.3, Clause 34.6 and Clause 34.7, neither Party shall be liable to the other Party in contract (including under any indemnity), tort (including negligence), misrepresentation or for breach of any duty (including strict liability) for (A) any indirect or consequential loss or damage; and/or (B) any loss of profits, business, revenue, goodwill or anticipated savings, provided that this Clause 34.2 shall be without prejudice to Customer’s obligation to pay and Supplier’s rights to be paid the Charges, the Customer’s obligation to meet the Minimum Commitment Level and to pay the Termination Fee and Customer’s obligation to pay any sum pursuant to Schedule 4 (Pricing, Invoicing and Payment) and any other sum in the nature of charges, costs or expenses (where applicable) and the obligation of Supplier to pay Service Credits and to pay any sum pursuant to Schedule 4 (Pricing, Invoicing and Payment) and any other sum in the nature of charges, costs or expenses (where applicable).

34.3	Subject to Clause 34.5 and Clause 34.8, the provisions of Clause 34.2 shall not prevent Customer from recovering any of the following, to the extent such losses arise directly from any breach of the obligations of Supplier under this Agreement, or any tort (including negligence), misrepresentation or breach of duty (including strict liability) of Supplier in relation to the subject matter of this Agreement (together a “Default”) and in respect of which Supplier is liable to Customer:
(A)	loss of profit directly incurred as a result of any customer of any Service Recipient ceasing (partially or wholly) to do business with such Service Recipient where such cessation resulted directly from that Default, but excluding ex gratia payments or other benefits paid to such customers;

(B)	the additional costs and expenses directly and reasonably incurred by Customer and/or any Service Recipient in procuring and implementing alternative or replacement services;

(C)	the costs, to the extent reasonably and directly incurred by Customer and/or any other Service Recipient, of reconstituting or reloading lost or corrupted data (including Customer Data);

(D)	the cost, to the extent reasonably and directly incurred, of implementing and performing reasonable workarounds following a Service Failure;

(E)	losses (including fines paid to a Regulator) reasonably and directly incurred by Customer and/or any other Service Recipient where the relevant Default has

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

directly resulted in Customer and/or the other Service Recipient being in breach of any Applicable Law;
(F)	additional costs reasonably and directly incurred by Customer and/or any other Service Recipient to correct and re-perform Services; and

(G)	losses reasonably and directly incurred by Customer and/or any other Service Recipient resulting from a contractual claim (excluding any vexatious, frivolous or invalid claim) made against Customer and/or any other Service Recipient by one or more of its customers under the express terms of a contract entered into in the ordinary course of business by the relevant Service Recipient and that customer where such claim resulted directly from that Default, but excluding ex gratia payments or other benefits.
34.4	Except in relation to the liabilities described in Clause 34.1 and/or Clause 34.6 and subject always to Clause 34.8, the maximum aggregate liability of Supplier and its Affiliates under this Agreement in contract (including under any indemnity), tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise, in respect of each Contract Year, shall be limited to:
(A)	for the first Contract Year, XXXXX of the projected aggregate Charges payable by Customer for the first Contract Year; and

(B)	for each Contract Year other than the first Contract Year, XXXXX of the aggregate Charges under this Agreement paid or invoiced by Customer in the immediately preceding Contract Year, and for the avoidance of doubt, Service Credits will not be counted against the maximum aggregate liability of Supplier and its Affiliates as set out in this Clause 34.4.
34.5	Except in relation to the liabilities described in Clause 34.1 and Clause 34.6, the maximum aggregate liability of Customer and its Affiliates under this Agreement in contract (including under any indemnity), tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise in respect of each Contract Year, shall be limited to:
(A)	for the first Contract Year, XXXXX of the projected aggregate Charges payable by Customer for the first Contract Year; and

(B)	for each Contract Year other than the first Contract Year, XXXXX of the aggregate Charges under this Agreement paid or invoiced by Customer in the immediately preceding Contract Year.
34.6	The exclusions and limitations of liability set out in this Clause 34 (including those set out in Clauses 34.2, 34.4 and 34.5 shall not apply:
(A)	in respect of Supplier to:

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

(i)	the indemnities given by Supplier pursuant to Clause 30.22(Intellectual Property Indemnities);

(ii)	Supplier’s obligations to pay the Incentive Payment, to pay Service Credits and to pay any sum pursuant to Schedule 4 (Pricing, Invoicing and Payment) and any other sum in the nature of charges, costs or expenses in accordance with this Agreement; and

(iii)	any damages or loss incurred by Customer or any other Service Recipient due to the wilful or deliberate act or omission or dishonesty of Supplier, any of its Sub-contractors or any Supplier Personnel;
(B)	in respect of Customer to:
(i)	the indemnity given by Customer pursuant to Clause 30.23 (Intellectual Property Indemnities); and

(ii)	Customer’s obligations to pay the Charges including the Termination Fee and meet the Minimum Commitment Level to pay any sum pursuant to Schedule 4 (Pricing, Invoicing and Payment) and any other sum in the nature of charges, costs or expenses in accordance with this Agreement; and

(iii)	any damages or losses incurred by any member of Supplier Group due to the wilful or deliberate act or omission or dishonesty of Customer or any Customer Personnel.
(C)	in respect of Supplier and Customer, any breach by the other Party of Clause 31 (Confidentiality), including a failure by such other Party to ensure that a recipient of Confidential Information from such other Party complies with the provisions of Clause 31 (Confidentiality).
34.7	Without prejudice to the remainder of this Clause 34, the exclusion of Customer’s liability for loss of profit set out in Clause 34.2(B) shall not apply in respect of loss of profit directly incurred by Supplier as a result of a breach by Customer of Clause 1.4, provided that, notwithstanding Clause 34.4, the maximum aggregate liability of Customer and its Affiliates under this Agreement in contract (including under any indemnity), tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise, in respect of each Contract Year, in the case of liability of the type specified in this Clause 34.7 shall be limited to:
(A)	for the first Contract Year, XXXXX of the projected aggregate Charges payable by Customer for the first Contract Year; and

(B)	for each Contract Year other than the first Contract Year, XXXXX of the aggregate Charges under this Agreement paid or invoiced by Customer in the immediately preceding Contract Year.

REDACTED	CONFIDENTIAL TREATMENT REQUESTED The portions of this document marked by “XXXXX” have been omitted and are filed separately with the Securities and Exchange Commission.

34.8	Notwithstanding Clause 34.4, the maximum aggregate liability of Supplier and its Affiliates under this Agreement in contract (including under any indemnity), tort (including negligence), misrepresentation, for breach of duty (including strict liability) or otherwise, in respect of each Contract Year, shall be limited to:
(A)	In the case of liability of the type specified in Clause 34.3(A):
(i)	for the first Contract Year, XXXXX of the projected aggregate Charges payable by Customer for the first Contract Year; and

(ii)	for each Contract Year other than the first Contract Year, XXXXX of the aggregate Charges under this Agreement paid or invoiced by Customer in the immediately preceding Contract Year; and
(B)	In the case of liability of the type specified in Clause 34.3(G):
(i)	for the first Contract Year, XXXXX of the projected aggregate Charges payable by Customer for the first Contract Year; and

(ii)	for each Contract Year other than the first Contract Year, XXXXX of the aggregate Charges under this Agreement paid or invoiced by Customer in the immediately preceding Contract Year.
34.9	Customer shall ensure that any each Service Recipient complies with the obligations of Customer under this Agreement to the extent that such obligations relate to the receipt of the Services by that Service Recipient.
35.	TAX
35.1	All sums payable under this Agreement shall be paid free and clear of all deductions and withholdings whatsoever, save only as may be required by law. If any deductions or withholdings are required by law to be made from any such sums, the Party liable to make the payment shall pay to the recipient such sums as will, after the deduction or withholding is made, leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

35.2	Subject to clause 35.3, all sums payable under this Agreement are exclusive of any Specified Sales Taxes and are inclusive of any amounts in respect of any Other Sales Tax properly chargeable in respect of them.

35.3	Notwithstanding clause 35.2,
(A)	if any Indian Service Tax (other than Tax chargeable in respect of the One-off Charge as defined in paragraph 5 of Schedule 4 (Pricing, Invoicing and Payment) or the Incentive Payment) is chargeable in respect of the Services provided pursuant to this Agreement and a Party (or a member of its Group) is liable to account for such Tax to the relevant tax authority, Customer and

Supplier shall each bear 50% of such Tax PROVIDED THAT if the total Indian Service Tax (other than Tax chargeable in respect of the One-off Charge as defined in paragraph 5 of Schedule 4 (Pricing, Invoicing and Payment)or the Incentive Payment) chargeable in respect of the Services exceeds or could exceed GBP £2,000,000 in any twelve (12) month period (which amounts shall be determined by reference to the spot rate(s) published in the Financial Times on any date on which such a determination is made as the case may be), Supplier and Customer shall use reasonable endeavours to mitigate such cost. If the Parties cannot agree an effective method to mitigate such cost within three (3) months from the time such taxes first become payable, Customer may terminate this Agreement by Notice to Supplier with immediate effect; and

(B)	if any Services are held by a UK Tax authority to be a taxable supply in respect of which Customer or a member of Customer Group is liable to account for VAT to the UK Tax authority, Supplier shall not be liable under this Agreement to make any payment to Customer, and Customer shall not be entitled to withhold or deduct any amount from any sums payable under this Agreement, in respect of such VAT.
For the avoidance of doubt this Clause 35.3 is not an “Agreement to Agree” for the purposes of Clause 36.
36.	AGREEMENTS TO AGREE
36.1	Where any provision contained in this Agreement relates to a document, procedure, process or any other matter which is to be determined or otherwise agreed by the Parties following the execution of this Agreement (an “Agreement to Agree”), the Parties agree that they shall act reasonably and in good faith in seeking to conclude each Agreement to Agree:
(A)	as soon as reasonably practicable or, where timescales are stipulated in the relevant Clause, Schedule or Appendices, within those timescales; and

(B)	in such manner and form as required by the relevant Clause, Schedule or Appendix (as applicable).
36.2	Where an Agreement to Agree is not concluded by the relevant date referred to in Clause 36.1(A) above and the Parties have failed to reach an agreement on the matter having acted reasonably and in good faith and used all reasonable efforts to reach an agreement within thirty (30) Business Days after such relevant date, then Supplier shall implement from such date all reasonable written requests of Customer in connection with the subject matter of such Agreement to Agree, provided that:
(A)	it is technically and operationally feasible for Supplier to implement any such request of Customer; and

(B)	Supplier shall not be obliged to implement any such request of Customer until Supplier’s costs have been agreed in accordance with Clause 36.3.

36.3	To the extent that Supplier incurs costs in addition to those provided for in the Charges as a result of complying with Customer’s request pursuant to Clause 36.2, Customer shall (except where such request is the result of Supplier’s breach of any of its obligations under this Agreement) reimburse Supplier its reasonable and direct costs, such costs to be determined through the Change Control Procedure.

36.4	The Parties agree that in the event that the implementation of any request of Customer, pursuant to Clause 36.2, causes Supplier to be in breach of this Agreement, such a request shall be deemed to be a breach by Customer of its obligations under this Agreement solely for the purposes of Clause 13 (Supplier Relief and Customer Relief) and in such an event Clause 13 (Supplier Relief and Customer Relief) shall apply.

36.5	For the avoidance of doubt, Clause 36.2 shall not apply:
(A)	where the document, procedure, process or other matter which is to be determined or otherwise agreed by the Parties following the execution of this Agreement is stated in this Agreement to be for the discretion of one Party (including where it is subject to a Party’s discretion or consent whether or not there are limitations on the exercise of that discretion or the giving of that consent, including Clause 40.1 (Announcements and Publicity) and Clause 41 (Assignment));

(B)	where this Agreement (other than in this Clause 36) expressly sets out a process for settling any document, procedure, process or other matter not agreed (including the appointment of an independent adjudicator);

(C)	to any discussions between the Parties as referred to in paragraph 6 of Schedule 4 (Pricing, Invoicing and Payment) in relation to changing the charging mechanism under this Agreement from a Billable FTE basis to a unit transaction pricing basis for some or all of the Services; or

(D)	to the agreement of terms pursuant to Clauses 8.3(B) or 30.15.
37.	NOTICES
37.1	A Notice shall only be effective if it is in writing and in the English language. Faxes (but not any other form of electronic communication) shall be permitted for the giving of a Notice.

37.2	All Notices shall be sent to a Party at its address or number and for the attention of the individual set out below:

For Customer:

Address: 6 Temasek Boulevard, #22-01 Suntec Tower 4, Singapore 038986

For the attention of: Simon Machell

Fax No: +65 6829 1890

With a copy to each of the following:

Address: Aviva plc, St Helens, 1 Undershaft, London EC3P 3DQ

For the attention of: Deputy Group Company Secretary (Kirsty Cooper)

Fax No: +44 20 7662 7700

Address: Tower 1 Cyber City, Magarpatta City, Hadapsar, Pune 411013, Maharashtra, India

For the attention of: Chief Executive Officer, Aviva Global Services (Teresa Copping)

Fax No: +91 20 26824960

For Supplier:

Address: Multiconsult Limited, 10 Frere Felix de Valios Street, Port Louis, Mauritius

For the attention of: Manager, Company Administration (Sonia Lutchmiah)

Fax No: +230 212 5265

With a copy to:

Address: Gate 4, Godrej & Boyce Complex, Pirojshahnager, Vikholi (W), Mumbai — 400079, India

For the attention of: General Counsel, WNS Group (Vikas Gupta)

Fax No: +91 22 2518 8350

provided that either Party may change its Notice details on giving Notice of the change in accordance with this Clause 37 to the other Party. That Notice shall only be effective on the date falling five (5) Business Days after the notification has been received or such later date as may be specified in the Notice.

37.3	Any Notice shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)	if delivered personally, on delivery;

(B)	if sent by registered post, two (2) Business Days after the date of posting; and

(C)	if sent by fax, when correctly despatched.
37.4	Any Notice given outside normal Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.
38.	INSURANCE
38.1	Subject to Clause 38.2, Supplier shall, at its own cost and by reference to Good Professional Practice, effect insurance with a reputable insurer in relation to all risks typically insured and which are associated with or arise in the connection with the performance of its obligations under this Agreement (including in respect of the professional indemnity risks (including errors and omissions), employer’s liability, public and products liability, property damage and employee dishonesty and fraud.

38.2	Supplier shall not obtain the insurance referred to in Clause 38.1 through or from any member of Customer Group notified in advance to the Supplier in writing.

38.3	Supplier shall maintain the insurance cover referred to in Clause 38.1 throughout the Term and Supplier shall on request from Customer produce satisfactory evidence to Customer that such insurance cover is in place.

38.4	Supplier shall not do or omit to do anything which would vitiate any of the policies of insurance which it is required to effect and maintain pursuant to this Clause 38.
39.	FORCE MAJEURE
39.1	Neither Party (the “Claiming Party”) shall be liable to the other for any delay or failure to perform any of its obligations hereunder to the extent such delay or failure is due to an Event of Force Majeure provided that:
(A)	the Claiming Party could not have avoided such circumstances by taking reasonable precautions which he ought reasonably to have taken, including compliance with Schedule 15 (Business Continuity, Disaster Recovery and Incident Management) save to the extent the Claiming Party is unable to comply with Schedule 14 (Security Management) due to an event of Force Majeure; and

(B)	the Claiming Party has used, and continues to use, its reasonable endeavours to (i) mitigate the effect of such circumstance and (ii) perform its affected obligations.
39.2	The Claiming Party shall not be excused performance of its obligations unaffected by an Event of Force Majeure.

39.3	The Claiming Party shall Notify the other upon becoming aware of an Event of Force Majeure, which notice shall contain details of the matters or circumstances of which it is aware giving rise to the Event of Force Majeure and its anticipated duration.

39.4	On every cessation of a Service (or part thereof) pursuant to this Clause 39 where Supplier is the Claiming Party:
(A)	Customer shall have no liability to Supplier in respect of any Charge for such Service (or part thereof) to the extent such Service or part thereof are not provided in accordance with this Agreement;

(B)	Supplier shall prepare a plan for the remediation of the Event of Force Majeure as soon as reasonably practicable after Notice was given to Customer pursuant to Clause 39.3. The Parties shall discuss these recommendations and Supplier, at its own cost and expense, shall then take such action (including the use of additional resources) as is reasonably necessary and as has been agreed in writing by the Parties to avoid, remedy and otherwise minimise the impact of the Event of Force Majeure in accordance with Good Professional Practice.
39.5	If an Event of Force Majeure prevents the proper receipt of the Services by a Service Recipient in accordance with this Agreement for more than sixty (60) days Customer shall be entitled to terminate certain Services identified in accordance with Clauses 23.2 and 23.3, by written notice to Supplier with immediate effect.

39.6	If an Event of Force Majeure prevents the proper supply of the Services in accordance with this Agreement by or on behalf of the Supplier for more than sixty (60) days Customer shall be entitled to terminate certain Services identified in accordance with Clauses 23.2 and 23.3, by written notice to Supplier with immediate effect.
40.	ANNOUNCEMENTS AND PUBLICITY
40.1	Neither Party shall make any:
(A)	public announcement concerning the transactions contemplated by this Agreement or any ancillary matter; or

(B)	reference to the other in any of its advertising or promotional material, without the prior written approval of the other Party such approval not to be unreasonably withheld or delayed. This Clause 40.1 does not apply in the circumstances described in Clause 40.2.

40.2	Notwithstanding Clause 40.1, either Party may make an announcement concerning this Agreement or any ancillary matter if:
(A)	required by Applicable Law; or

(B)	required by any Regulator, whether or not the requirement has the force of law,

in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other Party before making such announcement.

40.3	Each Party shall be responsible for the observance of the provisions of this Clause 40 by each of its respective employees, contractors and agents (and in the case of Supplier, each Supplier Personnel).

40.4	Notwithstanding the expiry or early termination of this Agreement, the provisions of this Clause 40 shall continue to apply to each Party without limit in time.
41.	ASSIGNMENT AND PLACE OF BUSINESS
41.1	Without limitation to Clause 23.24 but subject at all times to Clauses 41.3, this Agreement and all rights and obligations of Customer hereunder may not be novated, assigned, transferred or otherwise dealt with in whole or in part (including by way of making a declaration of trust in respect of, or entering into any arrangement whereby Customer agrees to hold on trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement) by Customer without the prior written consent of Supplier, such consent not to be unreasonably withheld or delayed, except that no consent shall be required in the case of an assignment to a member of Customer Group (a “Customer Intra-Group Assignment”), provided that such assignment has no material adverse tax consequences for Supplier.

41.2	Subject at all times to Clauses 41.3, this Agreement and all rights and obligations of Supplier hereunder are personal to Supplier and may not be novated, assigned, transferred or otherwise dealt with in whole or in part (including by way of making a declaration of trust in respect of, or enter into any arrangement whereby Supplier agrees to hold on trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement) by Supplier without the prior written consent of Customer, such consent not to be unreasonably withheld or delayed, except that no consent shall be required in the case of a transfer of all (but not part) of the benefit of this Agreement (subject to the burden) to a Mauritian company that is wholly owned by Supplier (a “Supplier Intra-Group Assignment”).

41.3	Each Permitted Intra-Group Assignment shall be null and void ab initio if the execution and/or completion of such Permitted Intra-Group Assignment has an adverse impact directly or indirectly on any rights or other benefits of the beneficiaries under the terms of the Customer Guarantee and the Supplier Guarantee (as applicable).

41.4	Subject to Clause 41.5, Supplier undertakes that it will not have a place of business outside Mauritius.

41.5	Notwithstanding Clause 41.4, Supplier may change its place of business or open a new place of business with the consent of the Customer, such consent not to be unreasonably withheld.

42.	SEVERABILITY
If any term or provision or any part thereof (in this Clause 42 called the “offending provision”) contained in this Agreement is or shall be declared or become unenforceable, invalid or illegal for any reason whatsoever (including in respect of the laws of any jurisdiction), the other terms and provisions of this Agreement shall remain in full force and effect as if the same had been executed without the offending provision appearing therein and the Parties shall negotiate in good faith to agree a replacement provision or part in place of such offending provision, such provision or part to have an equivalent economic and commercial effect to the offending provision or part.

43.	NO PARTNERSHIP
Nothing in this Agreement and no action taken by Customer or Supplier under this Agreement shall constitute a partnership, association, joint venture or other co-operative entity between Customer and Supplier.

44.	REMEDIES AND WAIVERS
44.1	No delay or omission by either Party in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:
(A)	affect that right, power or remedy; or

(B)	operate as a waiver thereof.
44.2	The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.
44.3	Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

45.	ENTIRE AGREEMENT
45.1	This Agreement (together with any agreement concluded by the Parties pursuant to Clause 46 (Variation)) constitutes the whole and only agreement between the Parties relating to its subject matter.
45.2	Each Party acknowledges that in entering into this Agreement it is not relying upon any pre-contractual statement which is not set out in this Agreement.
45.3	Except in the case of fraud, neither Party shall have any right of action against the other Party to this Agreement arising out of or in connection with any pre-contractual statement except to the extent that it is repeated in this Agreement.

45.4	For the purposes of this Clause 45, “pre-contractual statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement.

46.	VARIATION
46.1	Save as otherwise provided in this Agreement, the terms of this Agreement may not be varied except in writing and signed by an authorised representative of Customer and Supplier.
46.2	Without prejudice to Clause 46.1, this Agreement (including any part thereof) may not be rescinded or varied except by Customer in any way or at any time by any member of Customer Group.

47.	DISPUTE RESOLUTION
47.1	In the event that a dispute or difference arises between the Parties, out of or in relation to this Agreement (a “Dispute”), such Dispute shall be dealt with in accordance with the provisions of paragraph 4 of Schedule 6 (Governance and Service Management).
47.2	If any Dispute is not resolved pursuant to Clause 48, then either Party may by notice to the other refer such Dispute to mediation in accordance with the provisions of Clauses 47.3 to 47.5 (inclusive).
Reference to Mediation
47.3	If the Parties are unable to agree a mediation procedure or any aspect of such procedure they will seek assistance from the Centre for Effective Dispute Resolution at International Dispute Resolution Centre, 70 Fleet Street, London EC4Y 1EU.
47.4	Unless otherwise agreed, the Parties will share equally the costs of mediation and the use of mediation shall be without prejudice to the rights of the Parties in all respects if the mediation does not achieve an agreed resolution of the Dispute within 25 Business Days (or such longer period as the Parties may agree) of the matter being first referred for mediation.
47.5	If the Parties agree to accept the recommendations of the mediator, or otherwise reach an agreement on the Dispute, such agreement shall be set out in writing. Once it is signed by authorised representatives of the Parties such agreement shall be final and binding and shall be implemented by the Parties in accordance with its terms.
Jurisdiction and Court Proceedings
47.6	The Parties irrevocably agree that if the Dispute cannot be resolved by the Parties in accordance with Clauses 47.1 to 47.5 (or a Party is unwilling to participate in mediation), the English courts shall have exclusive jurisdiction to settle that Dispute and that accordingly any proceeding, suit or action arising out of or in connection with this

Agreement (“Proceedings”) shall be brought in the English courts. This clause is not concluded for the benefit of any particular Party or Parties to this Agreement
47.7	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the English courts. Each Party also agrees that a judgment against it in Proceedings brought in England shall be conclusive and binding upon it and may be enforced in that and in any other jurisdiction.
47.8	Each Party irrevocably submits and agrees to submit to the jurisdiction of the English courts.
47.9	All negotiations connected with any Dispute shall be conducted in confidence and without prejudice to the rights of the Parties in any future proceedings.
47.10	Notwithstanding any other provision of this Clause 47 and Schedule 6 (Governance and Service Management) and the good faith intention of the Parties to fully utilise the relevant dispute resolution procedures set out in this Clause 47 and Schedule 6 (Governance and Service Management), nothing herein shall prevent either Party from taking steps to preserve or enforce its rights including by way of interlocutory or other interim or immediate relief through the English courts.
48.	LIQUIDATED DAMAGES
Where a sum is expressed to be payable or due under this Agreement as and by way of liquidated damages (including as a Service Credit) Supplier agrees that each such sum is fair and reasonable in all the circumstances and represents a genuine pre-estimate of the loss that will be suffered by Customer Group in respect of the breach of this Agreement or other circumstances which give rise to its payment.
49.	COSTS AND EXPENSES
49.1	Except as stated in this Agreement or otherwise agreed between the Parties, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.
50.	COUNTERPARTS
50.1	This Agreement may be executed in any number of counterparts, and by the Parties on separate counterparts, but shall not be effective until each of the Parties has executed at least one counterpart.
50.2	Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

51.	THIRD PARTY RIGHTS AND RIGHTS OF SERVICE RECIPIENTS
51.1	Subject to any Clause stating that the Contracts (Rights of Third Parties) Act 1999 (“the 1999 Act”) will apply to liability provisions in relation to the Affiliates of any Party;
(A)	the 1999 Act will not apply to this Agreement; and

(B)	no term of this Agreement shall be enforceable by a Party’s Affiliate (or by any person who is not a Party to this Agreement) against the other Party.
51.2	The Parties acknowledge that Customer enters this Agreement in order to receive Services for Customer Group and other Service Recipients.
51.3	Supplier undertakes that it shall not oppose in any way or seek to rule out any attempt by Customer to bring any claim against Supplier in respect of Losses incurred by or equitable relief claimed by an Affiliate of Customer.
51.4	For the avoidance of doubt, nothing in this Clause 51 shall prevent Customer from making any claim against Supplier in respect of Losses incurred by or equitable relief on behalf of an Affiliate and nothing in this Clause 51 shall prevent Supplier from making any claim against Customer in respect of Losses incurred by or equitable relief on behalf of an Affiliate.
51.5	Clause 51.1 shall not apply, and the 1999 Act shall apply subject to the other provisions of this Clause 51, so that a Party’s Affiliates shall be entitled to make a claim against the other Party, if and only if, to the extent that a court rules that a Party is not entitled to claim for the Losses of its Affiliate or for equitable relief due to those Losses not having been incurred by that Party or due to an inability for such equitable relief to be awarded to that Party subject to the following:
(A)	in the course of bringing such claim or action, such Party’s Affiliate will not have greater rights under this Agreement than does the Party and the rights or benefits conferred on the Party of the Affiliate bringing such claim or action will be subject to the terms and conditions of this Agreement;

(B)	if any such Party’s Affiliate brings a claim or action against the other Party, the Party of such Affiliates will not also bring a claim or action against the other Party on such Affiliate’s behalf with regard to the same subject matter; and

(C)	the Party and its Affiliates will reasonably cooperate with the other Party to consolidate any such claims or actions.
51.6	Notwithstanding the provisions of Clause 51.5 this Agreement may be rescinded or varied in any way and at any time by the Parties without the consent of any Affiliate.
51.7	For the avoidance of doubt, any claim brought by any Affiliate in exercise of its rights or benefits under this Clause 51 shall be subject to the limitation and exclusions of liability set out in this Agreement.

51.8	Subject to Clause 51.3, the Parties do not intend that any term of this Agreement, should be enforceable, by virtue of the 1999 Act, by any person who is not a Party to this Agreement.
51.9	The Parties acknowledge and agree that for the purposes of this Clause 51 the term “Affiliate” with respect to Customer shall include Service Recipient.

52.	AGENT FOR SERVICE
52.1	Supplier irrevocably appoints WNS Global Services (UK) Limited of Acre House, 11-15 William Road, London NW1 3ER to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.
52.2	Any Service Document shall be deemed to have been duly served if marked for the attention of WNS Global Services (UK) Limited at Acre House, 11-15 William Road, London NW1 3ER or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document and:
(A)	left at the specified address; or

(B)	sent to the specified address by first class post.
In the case of Clause 52.2(A), the Service Document will be deemed to have been duly served when it is left. In the case of Clause 52.2.2(B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.
52.3	Customer irrevocably appoints Aviva International Holdings Limited (Company No. 02180206) of St Helens, 1 Undershaft, London EC3P 3DQ to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.
52.4	Any Service Document shall be deemed to have been duly served if marked for the attention of Aviva International Holdings Limited (Company No. 02180206) at St Helens, 1 Undershaft, London EC3P 3DQ or such other address within England and Wales as may be notified to the Party wishing to serve the Service Document and:
(A)	left at the specified address; or

(B)	sent to the specified address by first class post.
In the case of Clause 52.4(A), the Service Document will be deemed to have been duly served when it is left. In the case of Clause 52.4(B), the Service Document shall be deemed to have been duly served two clear Business Days after the date of posting.
52.5	If an agent at any time ceases for any reason to act as such, Supplier or Customer (as relevant) shall appoint its replacement agent having an address for service in England or Wales and shall notify the other Party of the name and address of the replacement agent. Failing such appointment and notification, either Party shall be entitled by notice to the other Party to appoint a replacement agent to act on behalf of the relevant Party. The provisions of this Clause 52.5 applying to service on an agent apply equally to service on a replacement agent.
52.6	A copy of any Service Document served on an agent shall be sent by post to the relevant Party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

53.	INTERPRETATION
53.1	In construing this Agreement, unless otherwise expressly specified:
(A)	references to Clauses, paragraphs, Schedules and Appendices are to clauses and paragraphs of, and schedules, appendices to, this Agreement;

(B)	use of either gender includes the other gender, and use of the singular includes the plural and vice versa;

(C)	references to a “person” shall be construed so as to include any individual, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership or limited partnership (whether or not having separate legal personality);

(D)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may, from time to time, be amended, modified or re-enacted;

(E)	any reference to a “day” (including within the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(F)	references to a “month” are to a calendar month and “year” are to a calendar year;

(G)	references to a “quarter” are to the periods of January to March, April to June, July to September and October to December, in any calendar year, and “quarterly” shall be interpreted accordingly;

(H)	references to times are to London times, except where expressly stated to the contrary;

(I)	references to “indemnifying” any person against or with respect to any circumstance shall include indemnifying and keeping it (and each member of its Group) harmless, on an after Tax basis, from all actions, claims and proceedings from time to time made against it and each member of its Group and all losses, damages, liabilities, payments, costs and expenses suffered made or incurred by it and each member of its Group as a consequence of or in connection with that circumstance;
(J)	references to “costs” and/or “expenses” incurred by a person shall include any amount in respect of VAT comprised in such costs or expenses for which neither that person nor, if relevant, the representative member of the VAT group to which that persons belongs is entitled to credit as VAT input tax;

(K)	a reference to any other document in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) from time to time;

(L)	a reference to any part of this Agreement is a reference to that part as amended, varied, novated or supplemented from time to time in accordance with the terms of this Agreement;

(M)	headings and titles are for convenience only and do not affect the interpretation of this Agreement;

(N)	any words following the words “include” or “including” shall be interpreted without limitation to the generality of the preceding words;

(O)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(P)	a reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be treated as a reference to any analogous term in that jurisdiction; and
53.2	The Schedules and Appendices form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and the Appendices.
53.3	In the event of a conflict between any provision of this Agreement (excluding the Schedules and the Appendices) and the Schedules and the Appendices, the provisions of this Agreement shall prevail.

54.	GOVERNING LAW
This Agreement is governed by and shall be construed in accordance with English law.
THE PARTIES have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

Signed by	)
)
for and on behalf of	)
AVIVA GLOBAL SERVICES	)	/s/ Steven Turpie
(MANAGEMENT SERVICES))
PRIVATE LIMITED	)

Signed by	)
Johnson J. Selvadurai	)
for and on behalf of	)
WNS CAPITAL INVESTMENT	)	/s/ Johnson J. Selvadurai
LIMITED	)